UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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VERSUM MATERIALS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
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VERSUM
MATERIALS

2019

NOTICE OF ANNUAL MEETING

PROXY STATEMENT

LETTER TO STOCKHOLDERS
Dear Fellow Stockholder:
On behalf of your board of directors, we are pleased to invite you to attend the 2019 annual meeting of stockholders of Versum Materials, Inc. (“Versum Materials” or the “Company”). The annual meeting will be held on Tuesday, January 29, 2019, at 9:00 a.m., Mountain Standard Time, at our offices located at 8555 South River Parkway, Tempe, Arizona 85284.
Attached you will find a notice of annual meeting and proxy statement that contains additional information about the annual meeting, including the items of business and methods that you can use to vote your proxy, such as the telephone or Internet.
Your vote is important. We encourage you to sign and return your proxy card or use telephone or Internet voting prior to the annual meeting, so that your shares of common stock will be represented and voted at the annual meeting even if you cannot attend.
Sincerely,

Guillermo Novo President and Chief Executive Officer	Seifi Ghasemi Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date: Tuesday, January 29, 2019 Time: 9:00 a.m., MST Place: Versum Materials, Inc. 8555 South River Parkway Tempe, Arizona 85284
To our Stockholders:

As permitted under the “Notice and Access” rules adopted by the Securities and Exchange Commission, we are primarily furnishing proxy materials to our stockholders via the Internet rather than mailing paper copies of the materials to each stockholder. Therefore, most stockholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions about how to access the proxy materials via the Internet, how to vote your shares, and how to request a paper or electronic copy of our proxy materials, if you so desire. We believe electronic delivery should expedite the receipt of materials, significantly lower costs and help to conserve natural resources.

This proxy statement, our 2018 annual report, and any amendments to the foregoing that are required to be furnished to stockholders will be available for review online by following the instructions contained in the Notice and proxy card. You also may view the proxy materials at www.proxyvote.com.

The Board of Directors of the Company has fixed the close of business on December 6, 2018, as the record date for the determination of stockholders entitled to receive notice of, and to vote on, all matters presented at the annual meeting or any adjournments thereof. Your vote is very important. Whether or not you plan to attend the annual meeting, we ask you to please cast your vote. You can vote your shares via the Internet, telephone, mail or in person at the annual meeting.

By order of the Board of Directors,

Michael W. Valente
Senior Vice President, General Counsel and Secretary

Annual Meeting Agenda:
(1)	Elect the seven nominees proposed by the Board of Directors as directors for a one year term ending in 2020;
(2)	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2019;
(3)	Approve, by non-binding advisory vote, the compensation paid to our named executive officers (say-on-pay); and
(4)	Transact any other business properly brought before the annual meeting.

This notice and proxy statement are first being distributed or made available, as the case may be, on or about December 20, 2018.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on January 29, 2019: This proxy statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, are available free of charge at the “Investors” section of our website (www.versummaterials.com). In addition, you may access our proxy statement and 2018 annual report free of charge at www.proxyvote.com.

INTRODUCTION

PROXY STATEMENT
For the Annual Meeting of Stockholders to Be Held on
January 29, 2019
INTRODUCTION
Why You Received these Materials
We are providing this proxy statement in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Versum Materials Inc. (“Versum Materials” or the “Company”) for use at the Company’s 2019 annual meeting of stockholders (the “annual meeting”) and at any adjournment or postponement of the annual meeting. You are cordially invited to attend the annual meeting, which will be held at our offices located at 8555 South River Parkway, Tempe, Arizona 85284, on January 29, 2019 at 9:00 a.m. Mountain Standard Time. For driving directions to our offices, please call (602) 282-1000.
Stockholders Entitled to Vote
The record date for the annual meeting is December 6, 2018. If at the close of business on December 6, 2018, you were a stockholder of record, you may vote your shares by proxy through the Internet, by telephone or by mail, or you may vote in person at the annual meeting. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions. To reduce our administrative costs and help the environment by conserving natural resources, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may find information on voting procedures on page 3 of this proxy statement. You may revoke your proxies at the times and in the manners described on page 3 of this proxy statement. As of December 6, 2018, the record date for the annual meeting, there were 109,111,564 shares of our common stock outstanding.
If you are a stockholder of record or hold shares through a broker, bank or other nominee and are voting by proxy, your vote must be received by 11:59 p.m. Eastern Time on January 28, 2019.
Quorum Requirements
The presence in person or by proxy of the holders of a majority of the shares of stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business at the annual meeting. Each stockholder is entitled to one vote for each share of common stock held as of the record date on each matter to be voted upon. Abstentions and broker non-votes are included in determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS
Delaware law and the Company’s amended and restated certificate of incorporation and amended and restated by-laws (our “by-laws”) govern the vote on the proposals to be considered at the annual meeting. The Board’s recommendation is set forth together with a description of each item in this proxy statement. In summary, the Board’s recommendations and approval requirements are:
PROPOSAL ONE
Election of Directors
The first item to be voted on is the election of the seven director nominees listed herein to serve until our annual meeting in 2020 and their successors are duly elected and qualified. The Board has nominated seven people as directors, each of whom is currently serving as a director of Versum Materials. You may find information about these nominees beginning on page 6.

2019 PROXY STATEMENT 1

BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

Pursuant to our by-laws, a director nominee must receive a majority of votes cast with respect to that director’s election at the annual meeting in uncontested elections at which a quorum is present. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. If the number of nominees exceeds the number of directors to be elected (i.e., in contested elections), as determined by the Secretary of the Company as of the record date for an annual meeting, our directors will be elected by a plurality of votes cast.
Assuming a quorum is present, each share of common stock may be voted for as many nominees as there are directors to be elected. Stockholders may not cumulate their votes. Abstentions and broker non-votes are not counted as votes “for” or “against” a director nominee and will have no effect on the outcome of the vote on election of directors at the annual meeting.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE.
PROPOSAL TWO
Ratification of Appointment of Independent Registered Public Accounting Firm
The second item to be voted on is the ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019. You may find information about this proposal beginning on page 9.
You may vote in favor of the proposal, vote against the proposal or abstain from voting. Assuming a quorum is present, the proposal will pass if the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal. Abstentions will have no effect on the outcome of this proposal. As this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2019.
PROPOSAL THREE
Advisory Vote on the Compensation Paid to Our Named Executive Officers
The third item to be voted on is a non-binding advisory vote on the compensation paid to our named executive officers (“say-on-pay”). You may find information about this proposal beginning on page 9.
You may vote in favor of the proposal, vote against the proposal or abstain from voting. Assuming a quorum is present, the proposal will pass if the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.
OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING
As of the date of this proxy statement, the Board was not aware of any other business to be presented for a vote of the stockholders at the annual meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

2 2019 PROXY STATEMENT

PROXIES AND VOTING PROCEDURES

PROXIES AND VOTING PROCEDURES
Your vote is important and you are encouraged to vote your shares promptly.
How Proxies are Voted
If you are a stockholder of record, you may vote by proxy through the Internet, by telephone or by mail, or by voting in person at the annual meeting. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.
To vote by proxy if you are a stockholder of record:

BY INTERNET	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.
You will need the 16-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form.
BY TELEPHONE	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.
You will need the 16-digit number included on your proxy card in order to vote by telephone.
BY MAIL	When you receive the proxy card, mark your selections on the proxy card.
Date and sign your name exactly as it appears on your proxy card.
Mail the proxy card in the enclosed postage-paid envelope provided to you.
If you are a stockholder of record or hold shares through a broker, bank or other nominee and are voting by proxy, your vote must be received by 11:59 p.m. Eastern Time on January 28, 2019.
Each proxy will be voted as directed. However, if a proxy solicited by the Board does not specify how it is to be voted, it will be voted as the Board recommends—that is, FOR the election of each nominee for director named in this proxy statement, FOR the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019 and FOR the approval of the compensation paid to our named executive officers. If any other matters are properly presented at the annual meeting for consideration, such as consideration of a motion to adjourn the annual meeting to another time or place, the persons named as proxies will have discretion, to the extent permitted by law, to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this proxy statement, we do not anticipate that any other matters will be raised at the annual meeting.
How to Revoke or Change Your Proxy
Whether you have voted by Internet, telephone or mail, if you are a stockholder of record you may change your vote and revoke your proxy by:

•	voting again by Internet or telephone at a later time before the closing of the voting facilities at 11:59 p.m. Eastern Time on January 28, 2019;

•	submitting a properly signed proxy card with a later date that is received no later than January 28, 2019;

•
sending a written statement to that effect to our Secretary at Versum Materials, Inc., 8555 South River Parkway, Tempe, Arizona 85284, provided such statement is received no later than January 28, 2019; or

•	attending the annual meeting, revoking your proxy and voting in person.
You will be able to change your proxy as many times as you wish prior to its being voted at the annual meeting, and the last proxy received chronologically will supersede any prior proxies.

2019 PROXY STATEMENT 3

PROXIES AND VOTING PROCEDURES

Method and Cost of Proxy Solicitation
This proxy solicitation is being made on behalf of Versum Materials. The expense of preparing, printing and mailing this proxy statement is being paid by us. Proxies may be solicited by officers, directors and employees of Versum Materials in person, by mail, telephone, facsimile or other electronic means. We will not specifically compensate those persons for their solicitation activities. In accordance with the regulations of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”), we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.
Admission Procedures
You will need your proof of identification along with either your Notice of Annual Meeting of Stockholders or proof of stock ownership to enter the annual meeting. If your shares are beneficially held in the name of a bank, broker or other holder of record and you wish to be admitted to attend the annual meeting, you must present proof of your ownership of Versum Materials stock, such as a bank or brokerage account statement.

4 2019 PROXY STATEMENT

PROPOSALS YOU MAY VOTE ON

PROPOSALS YOU MAY VOTE ON
PROPOSAL ONE
Election of Directors
The first agenda item to be voted on is the election of seven directors to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified.
General Information
The full Board has considered and nominated the following nominees for a one-year term expiring in 2020 or until his or her successor is duly elected and qualified:

Name	Age	Title
Seifi Ghasemi	74	Chairman of the Board
Guillermo Novo	56	Director, President and Chief Executive Officer
Jacques Croisetière	64	Director
Dr. Yi Hyon Paik	63	Director
Thomas J. Riordan	68	Director
Susan C. Schnabel	57	Director
Alejandro D. Wolff	62	Director
Proxies delivered pursuant to this solicitation will be voted in favor of the election of the nominees designated above, except in cases of proxies bearing contrary instructions. The nominees have confirmed that they will serve if elected. If, for any reason, any nominee becomes unavailable for election and the Board selects a substitute nominee, the proxies will be voted for the substitute nominee selected by the Board. The Board has no reason to believe that any of the named nominees is not available or will not serve if elected.

2019 PROXY STATEMENT 5

PROPOSALS YOU MAY VOTE ON

The nominees are current directors of the Company, and a description of the background of each is set forth below.
Nominees for Election at the Annual Meeting

Seifi Ghasemi Age 74 Chairman of the Board Committees: • N/A
Biographical Information: Mr. Ghasemi became Chairman, President and Chief Executive Officer of Air Products and Chemicals, Inc. (“Air Products”) in July 2014. Prior to this appointment, Mr. Ghasemi was an independent member of Air Products’ board of directors since September 2013. From 2001-2014, Mr. Ghasemi served as Chairman and Chief Executive Officer of Rockwood Holdings, Inc., a global leader in inorganic specialty chemicals and advanced materials that was acquired by Albemarle Corporation in January 2015. From 1997-2001, he held leadership roles at GKN, plc, a global industrial company, including positions as Director of the Main Board of GKN, plc, and Chairman and Chief Executive Officer of GKN Sinter Metals, Inc. and Hoeganes Corporation. Earlier in his career, Mr. Ghasemi spent nearly 20 years with The BOC Group, plc (the industrial gas company which is now part of Linde AG) in positions including Director of the Main Board of BOC Group, plc; President of BOC Gases Americas; and Chairman and Chief Executive Officer of BOC Process Plants, Ltd. and Cryostar. Mr. Ghasemi earned his undergraduate degree from Abadan Institute of Technology and holds an M.S. degree in mechanical engineering from Stanford University. He also was awarded an honorary Doctor of Science degree from Lafayette College in 2017 and an honorary Doctor of Engineering degree from Stevens Institute of Technology in 2018. Mr. Ghasemi is a member of The Business Council, an association of the chief executive officers of the world’s most important business enterprises. He also was the recipient of the 2017 biennial International Palladium Medal from the Société de Chimie Industrielle for his distinguished contributions to the chemical industry.

Qualifications: Mr. Ghasemi has deep experience in the specialty chemicals industry. His prior executive leadership of an international specialty chemicals and materials company provides the Board with broad experience in navigating many of the challenges Versum Materials faces, such as portfolio management, strategic planning, talent management and international operations.

Guillermo Novo Age 56 Director, President and CEO Committees: • N/A
Biographical Information: Mr. Novo has been the President and CEO of Versum Materials since our separation from Air Products on October 1, 2016, and is a member of our board of directors. Previously, he was Executive Vice President, Materials Technologies of Air Products since October 2014. He joined Air Products in September 2012 as Senior Vice President Electronics, Performance Materials, Strategy and Technology. Prior to joining Air Products, Mr. Novo was employed by the Dow Chemical Company where he most recently served as group vice president, Dow Coating Materials, a large specialty chemicals business, since July 2010. He began his career in 1986 with Rohm and Haas Company (which merged with Dow in 2009) and over the next 24 years progressed through a variety of commercial, marketing, and general management positions, living in South America, the United States and Asia. In 1998, Mr. Novo was named a vice president at Rohm and Haas, and in 2006 he became a corporate officer and one of five group executives on the corporate leadership team responsible for driving the overall strategy for the company. He serves on the board of directors of Bemis Company, Inc. Mr. Novo holds a B.S. degree in industrial engineering from the University of Central Florida and an MBA from the University of Michigan.

Qualifications: Mr. Novo has over thirty years of leadership experience in the specialty materials industry and brings to the Board detailed insight into the Company’s worldwide customers, markets, operations and strategies.

6 2019 PROXY STATEMENT

PROPOSALS YOU MAY VOTE ON

Jacques Croisetière Age 64 Independent Director Committees: • Audit (Chair) • Compensation
Biographical Information: From August 2009 to December 2012, Mr. Croisetière was the Senior Vice President and Chief Financial Officer at Bacardi Limited. Before Bacardi Limited he worked at Rohm and Haas Company as its Executive Vice President, Chief Financial Officer and Chief Strategy Officer from April 2003 to April 2009, and before that was Vice President, European Region Director and Director Ion Exchange Resins and Inorganic Specialty Solutions from July 1999 to March 2003. Mr. Croisetière earned a degree in Industrial Management from C.E.G.E.P. Ahuntsic, and a degree in Accounting Science and a Bachelor of Science degree in Finance from University of Montreal, Hautes Etudes Commerciales.

Qualifications: As the former chief financial officer of multinational companies, Mr. Croisetière brings extensive financial expertise and leadership experience to the Board, including experience in the global specialty materials industry.

Dr. Yi Hyon Paik Age 63 Independent Director Committees: • Audit • Corp. Gov. and Nom.
Biographical Information: From March 2014 to April 2016, Dr. Paik was the President and Chief Strategy Officer of Samsung SDI Company. Prior to Samsung SDI Company, he was the Executive Vice President and Head of Electronic Materials Business at Samsung Cheil Industries from 2010 to 2013. From 2009 to 2010 Dr. Paik worked at the Dow Chemical Company as its Business Group Vice President and Head of Electronic Materials Business. Before the Dow Chemical Company he served at the Rohm and Haas Company as Business Group Vice President and President of Electronic Materials Business and before that as Vice President and President of its Microelectronics Business. He serves on the Advisory Board of Zeptor Corporation, a private company. Dr. Paik earned a Bachelor of Arts and Master in Chemistry from Seoul National University, a Ph.D. in Chemistry at the University of Pittsburgh and a Postdoctoral Fellow at Columbia University.

Qualifications: As the former president of a multinational company, Dr. Paik provides the Board with extensive leadership experience in the electronic materials industry including strategic planning and global business expertise with a deep technical understanding.

Thomas J. Riordan Age 68 Independent Director Committees: • Compensation (Chair) • Corp. Gov. and Nom.
Biographical Information: Mr. Riordan served as Chief Legal and Administrative Officer and Board Secretary of Rockwood Holdings, Inc. from 2000 to 2015 while also serving as its Senior Executive Vice President from 2014 to 2015, its Senior Vice President, Chief Administrative Officer and General Counsel from 2005 to 2013 and before that as Vice President from 2000 to 2005. Before Rockwood Holdings, Inc. he worked at Laporte plc from 1989 to 2000 as the Vice President, U.S. General Counsel while also serving as Administrative Officer from 1995 to 2000. Mr. Riordan earned a Bachelor of Arts and Master in Business Administration from Loyola University and a Juris Doctor from Northern Illinois University.

Qualifications: Mr. Riordan provides the Board with the benefit of over 40 years of senior executive experience with global companies including legal, human resources and specialty materials experience.

2019 PROXY STATEMENT 7

PROPOSALS YOU MAY VOTE ON

Susan C. Schnabel Age 57 Independent Director Committees: • Audit • Corp. Gov. and Nom.
Biographical Information: Ms. Schnabel is the Co-Founder and Managing Partner of aPriori Capital Partners, an independent leveraged buyout fund advisor created in connection with the spin-off of DLJ Merchant Banking Partners from Credit Suisse in 2014. Prior to forming aPriori Capital, Ms. Schnabel worked at Credit Suisse from 1998 to 2014 where she served as a Managing Director in the Asset Management Division and Co-Head of DLJ Merchant Banking. Ms. Schnabel formerly has served on the boards of numerous public companies including Neiman Marcus, STR Holdings, Rockwood Holdings, Inc. and Shoppers Drug Mart. She also serves on the Harvard Business School Alumni Advisory Board, the Cornell University Trustee Council, the California Institute of Technology - Investment Committee, the US Olympic & Paralympic Foundation Board of Directors, and the board of directors of the Los Angeles Music Center Foundation. Ms. Schnabel earned a Bachelor of Science in Chemical Engineering from Cornell University and a Masters in Business Administration from Harvard Business School.

Qualifications: Ms. Schnabel provides the Board with her extensive financial and management expertise, experience with global transactions and significant board of directors experience.

Ambassador Alejandro D. Wolff Age 62 Lead Director Committees: • Corp. Gov. and Nom. (Chair) • Compensation
Biographical Information: Ambassador Wolff was the U.S. Ambassador to Chile from September 2010 to July 2013. Prior to that, he served as Ambassador and Deputy Permanent U.S. Representative to the United Nations from 2005 to 2010. Ambassador Wolff retired from the Department of State in August 2013 with the rank of Career Minister following a 33-year Foreign Service career that included overseas tours in Algeria, Morocco, Chile, Cyprus, the U.S. Mission to the European Union and France. In Washington, he served as Deputy Executive Secretary of the State Department, Executive Assistant to Secretaries of State Madeleine Albright and Colin Powell and in assignments on the Policy Planning Staff, in the Office of Soviet Union Affairs, and the Office of the Under Secretary for Political Affairs. Ambassador Wolff was Managing Director of Gryphon Partners LLC, an international consulting firm, from 2014 to 2016. He has been a Director of Albemarle Corporation since January 12, 2015, and was previously a director of Rockwood Holdings, Inc. Since March 2017, he has served on the board of directors of JetSMART SpA, a private company. Ambassador Wolff graduated Magna Cum Laude from the University of California at Los Angeles. He is a NACD Board Leadership Fellow.

Qualifications: Ambassador Wolff brings to the Board substantial experience in governmental and international affairs, strategic planning, human resources and distinguished leadership experience.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

8 2019 PROXY STATEMENT

PROPOSALS YOU MAY VOTE ON

PROPOSAL TWO
Ratification of Appointment of Independent Registered Public Accounting Firm
The second agenda item to be voted on is the ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019.
The Audit Committee of the Board (the “Audit Committee”) has appointed KPMG as the Company’s independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending September 30, 2019. We are asking our stockholders to ratify the appointment of KPMG as our independent registered public accounting firm because we value our stockholders’ views on the Company’s independent registered public accounting firm. See “Audit and Related Fees” on page 21 and “Report of the Audit Committee” on page 15.
Even if the appointment is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Versum Materials and its stockholders. If the appointment is not ratified by our stockholders, the Audit Committee will reconsider the appointment.
A representative of KPMG is expected to attend the annual meeting and be available to respond to appropriate questions. The representative will be afforded an opportunity to make a statement if he or she desires to do so.
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2019.
PROPOSAL THREE
Advisory Vote on the Compensation Paid to Our Named Executive Officers
The third agenda item to be voted on is a non-binding advisory vote on the compensation paid to our named executive officers (“NEOs”). Our Board and the Compensation Committee of the Board (the “Compensation Committee”) are committed to excellence in corporate governance and to executive compensation programs that align the interests of our executives with those of our stockholders. As part of that commitment, and in accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related SEC rules, our stockholders are asked to approve an advisory non-binding resolution on the compensation of our NEOs as disclosed in the “Compensation Discussion and Analysis” and the accompanying executive compensation tables and narrative on pages 26 to 53.
This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to endorse or not endorse our fiscal 2018 executive compensation program and policies for the NEOs by voting for or against the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers as discussed and disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.”
In particular, we encourage stockholders to consider the following in determining whether to vote for this proposal:

•
The combined base salary, short-term cash incentives and long-term incentive awards, and each compensation component, for our NEOs for fiscal 2018 was positioned in the range around the median of the Versum Materials Peer Group described on pages 29 and 30.

•	Compared to the Versum Materials Peer Group, our revenue approximated the 25th percentile, our market capitalization approximated the median and our Adjusted EBITDA margin was the highest.

2019 PROXY STATEMENT 9

PROPOSALS YOU MAY VOTE ON

•	Our strategic and financial accomplishments include:

◦	positive trend of operating improvements, with the following results for fiscal 2018 compared to fiscal 2017:

2018 Sales	2018 Net Income	2018 Adjusted EBITDA
$1,372 million	$198 million	$445 million
é22 percent	higher than prior year Net Income of $193 million	é20 percent
over prior year sales of $1,127 million		over prior year Adjusted EBITDA of $372 million

◦	strong operating cash flows of $278 million in fiscal 2018 with an ending cash balance of $400 million;

◦	increased dividend twice, resulting in a 60% increase since inception;

◦	demonstrated a strategic commitment to fuel top-line growth through capital expenditures and research and development investments;

◦	exceeded our fiscal 2018 Adjusted EBITDA target of $415 million, an 11.7% increase over fiscal 2017 actual Adjusted EBITDA; and

◦	successfully completed our enterprise resource planning system implementation and all activities to fully complete the administrative separation from Air Products.

•	We believe our practices align executive officer compensation with the interests of our stockholders:

◦
our performance-based compensation for our NEOs is based upon objective criteria - Adjusted EBITDA for our short-term incentives and relative and absolute total stockholder return for our long-term incentives;

◦	we have stock ownership guidelines and retention requirements to more closely align the interests of our NEOs with our stockholders;

◦	our equity awards require a “double trigger” in order to accelerate vesting in the event of a change in control;

◦	we have an incentive compensation clawback policy and our employment agreements and equity awards to our NEOs contain clawback provisions;

◦	we prohibit Board members and NEOs from pledging, short sales or hedging investments involving Company stock; and

◦	we provide no excessive or unusual perquisites.
Information regarding Adjusted EBITDA and Adjusted EBITDA margin, including reconciliations of these measures to the most directly comparable GAAP measures, is on pages 40 to 42 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2018.
Although this advisory “say-on-pay” resolution is non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation decisions. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote, and address them in making future decisions about executive compensation programs. We currently conduct an advisory say-on-pay vote annually and intend to continue to do so.
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.
OTHER MATTERS
As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies in the enclosed form returned to Versum Materials will be voted in accordance with the recommendation of the Board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

10 2019 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS

CORPORATE GOVERNANCE AND RELATED MATTERS
Corporate Governance Highlights

Director Independence	• Independent Lead Director • 5 of 7 director nominees are independent • All Board Committees are fully independent
Diversity	• Director nominees have diversity of gender and ethnicity • Ages of director nominees span three decades • Director nominees have diverse global business experiences and perspectives
Board Accountability	• Declassified Board with all directors elected annually • Simple majority voting standard for uncontested director elections
Board Leadership	• Annual assessment and determination of Board leadership structure • Lead Director has strong role and governance duties, including as chair of executive sessions of independent directors
Board Evaluation and Effectiveness	• Annual Board and Committee self-assessments
Director Engagement	• Governance Guidelines limit director membership on other public company boards
Clawback and Anti-Hedging Policies
•  Permits the Company to recoup or “claw back” certain compensation if conduct leads to a restatement of financial results or for material breach of employment arrangements or violations of our code of conduct
•  A clawback right is generally included in employment agreements, equity award agreements and incentive plans
•  Directors and executive officers may not engage in pledging, short sales or hedging investments involving Company stock

Share Ownership Guidelines
•  Non-employee directors must hold shares equivalent to at least 5x their annual cash retainer
•  CEO must hold shares equivalent to 6x annual base salary
•  All executive vice presidents and senior vice presidents must hold shares equivalent to 3x annual base salary
•  Until share ownership requirements are met, each executive officer is subject to holding requirements from each equity award on exercise, vesting or payment

Director Access	• Significant interaction with business leaders • Directors have free access to management and all other Company employees • Directors have ability to hire outside experts and consultants

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Director Skills and Attributes

			Independent Directors					Of 7
	Ghasemi	Novo	Croisetière	Paik	Riordan	Schnabel	Wolff	Directors
Director Experience and Qualifications
Leadership	●	●	●	●	●	●	●	7
Financial			●			●		2
Legal					●			1
Specialty Materials	●	●	●	●	●	●		6
Human Resources					●		●	2
Strategic Planning	●	●	●	●	●	●	●	7
Marketing		●						1
Global/International	●	●	●	●	●	●	●	7
Committees
Audit			CHAIR	●		●		3
Compensation			●		CHAIR		●	3
Corp. Gov. and Nom.				●	●	●	CHAIR	4
Age Diversity
50’s		●				●		2
60’s			●	●	●		●	4
70’s	●							1
Gender
Male	●	●	●	●	●		●	6
Female						●		1
Director Independence
As of the date of this proxy statement, the Board has the following three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Currently, in accordance with NYSE rules and the Company’s Corporate Governance Guidelines, each of these committees is comprised entirely of independent directors.
The Company’s Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules. When making “independence” determinations, the Board broadly considers all relevant facts and circumstances as well as any other facts and considerations specified by the NYSE, including those related to board and committee service, our by-laws or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. When assessing the materiality of a director’s relationship with the Company, the Board considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. The Board has determined that Jacques Croisetière, Dr. Yi Hyon Paik, Thomas J. Riordan, Susan C. Schnabel and Alejandro D. Wolff are independent directors within the meaning of applicable NYSE listing standards and the applicable provisions of the Exchange Act.
Seifi Ghasemi, who also serves as Chairman, President and Chief Executive Officer of Air Products, is a director of Versum Materials and is our non-executive Chairman. This service to both companies may create, or may create the appearance of, a conflict of interest when the director is faced with decisions that could have different implications for Air Products and us. For example, potential conflicts of interest could arise in connection with commercial opportunities and in the resolution of any dispute that may arise between Air Products and us regarding the terms of the agreements governing the relationship of the companies entered into in connection with our separation from Air Products on October 1, 2016, when Versum Materials became an independent, publicly traded company, including with respect to the indemnification of certain matters.
Our Corporate Governance Guidelines require us to review the independence of directors annually. On an annual basis, each member of the Board is required to complete a questionnaire designed in part to provide information to assist the Board in determining whether the director is independent under NYSE rules and our Corporate Governance Guidelines. In addition, the directors or potential directors have an affirmative duty to disclose to our Corporate Governance and Nominating Committee relationships which may impair their independence. Our Corporate Governance and Nominating Committee reviews all relationships and transactions for compliance with the standards described above and makes a recommendation to the Board regarding the

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independence of the directors of the Company. For those directors identified as independent, the Company and the Board are aware of no relationships or transactions with the Company or management.
Meetings of the Board of Directors
All directors are expected to participate in person or by telephone in all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. Each of our directors attended our 2018 Annual Meeting of Stockholders, except for one director who was unable to attend. During the fiscal year ended September 30, 2018, the Board held eight meetings, the Audit Committee held eight meetings, the Compensation Committee held seven meetings and the Corporate Governance and Nominating Committee held five meetings. Excluding one self-recused absence from a Board teleconference to avoid a potential conflict of interest, Mr. Ghasemi attended at least 75% of the Board meetings during fiscal 2018, and each of the other directors attended at least 75% of the meetings of the Board and of the committees of the Board on which such director served.
Board Role in Risk Management
The Board actively oversees risk management related to the Company and its business. The Board accomplishes this oversight with the assistance of the Audit Committee and the Compensation Committee. Our Board reviews our enterprise risk management program at least annually and considers whether risk management processes are functioning properly and are appropriately adapted to the Company’s strategy, culture, risk appetite and overall objectives. The Company’s enterprise risk management program includes reviews of cybersecurity vulnerability and the actions necessary to enhance the security of our information systems. Consideration of risk is inherent in the Board’s consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and environmental, health and safety updates.
Our Board provides guidance to management regarding risk management as appropriate. The senior executives manage and mitigate, to the extent possible, material risks on a day-to-day basis. The roles of the Audit Committee and the Compensation Committee are as follows:

•	Audit Committee—the Audit Committee is generally responsible for oversight of guidelines and policies with respect to risk assessment and the oversight of material financial risk exposures; and

•	Compensation Committee—the Compensation Committee is generally responsible for considering any risks arising from the Company’s compensation policies and practices.
Each of these committees along with our senior executives are responsible for periodically reporting to the Board the material risks facing the Company and highlighting any new material risks that may have arisen since they last met.
Audit Committee
Our Audit Committee currently consists of Jacques Croisetière, Dr. Yi Hyon Paik and Susan C. Schnabel. Mr. Croisetière is the chairperson of our Audit Committee. The Board has determined that all of the members of the Audit Committee are financially literate and meet the independence requirements mandated by the applicable NYSE listing standards, Section 10A(m)(3) of the Exchange Act and our Corporate Governance Guidelines. The Board has also determined that Mr. Croisetière and Ms. Schnabel are each “audit committee financial experts” under applicable listing standards of the NYSE and applicable rules of the SEC.
Our Audit Committee is responsible for:

•
carrying out the responsibilities and duties delegated to it by the Board, including its oversight of our financial reporting policies, our internal controls and our compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes;

•	selecting our independent registered public accounting firm and reviewing and evaluating its qualifications, performance and independence;

•	reviewing and pre-approving the audit and non-audit services and the payment of compensation to the independent registered public accounting firm;

•
reviewing reports and material written communications between management and the independent registered public accounting firm, including with respect to major issues as to the adequacy of the Company’s internal controls;

•	reviewing the work of our internal audit function; and

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•	reviewing and discussing with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment.
Our Audit Committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that all services to be performed by KPMG LLP and its affiliates, including audit services, audit-related services, tax services and permitted non-audit services, be pre-approved by the Audit Committee. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a budget. Specific services being provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy and the Audit Committee may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated the authority to grant pre-approvals to Mr. Croisetière, the Audit Committee chairperson, when the full Audit Committee is unable to do so. At each subsequent Audit Committee meeting, the Audit Committee reviews these pre-approvals, receives updates on the services actually provided by the independent accountants, and management may present additional services for approval.
The Audit Committee has reviewed and approved the amount of fees to be paid to the independent registered public accounting firm for audit, audit-related, tax compliance and other permissible non-audit services for fiscal 2019. The Audit Committee has concluded that KPMG LLP providing such services is consistent with maintaining KPMG LLP’s independence. Audit fees represent fees for professional services provided in connection with the audit of our consolidated annual financial statements and internal controls over financial reporting and reviews of our quarterly financial statements, as well as audits of subsidiary financial statements (including statutory audits), regulatory filings, consents and other SEC-related matters.
Our Board has adopted a written charter for the Audit Committee, which is available on our website at www.versummaterials.com in the “Governance” section, and upon written request by our stockholders at no cost.

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Report of the Audit Committee
The Audit Committee is governed by the Audit Committee Charter adopted by the Company’s Board. The Board has determined that each current member of the Audit Committee, Jacques Croisetière, Dr. Yi Hyon Paik and Susan C. Schnabel, is an “independent” director based on Rule 10A-3 of the Exchange Act, the listing standards of the NYSE and our Corporate Governance Guidelines, and that Mr. Croisetière and Ms. Schnabel are each “audit committee financial experts” under applicable listing standards of the NYSE and applicable rules of the SEC.
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on those audited consolidated financial statements in conformity with accounting principles generally accepted in the United States.
Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee is also directly responsible for the appointment, compensation, retention, oversight and termination of the independent auditor and appointed KPMG LLP to serve in that capacity for fiscal 2018 and fiscal 2019. KPMG has been retained as the Company’s independent auditor since the Company became an independent, publicly traded company on October 1, 2016. The Audit Committee believes the appointment of KPMG LLP is in the best interests of the Company and its stockholders.
As part of that role, the Audit Committee:

•
reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10‑K for the fiscal year ended September 30, 2018 with the Company’s management and independent registered public accounting firm;

•
discussed with the independent registered public accounting firm the matters required to be discussed by the applicable auditing standards adopted by the Public Company Accounting Oversight Board, including any critical audit matters; and

•
received the written disclosures and the letter from the independent registered public accounting firm as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committees concerning independence, and discussed with the independent registered public accounting firm the auditor’s independence from Versum Materials and its management.

Based on the reviews and discussions referred to above, the Audit Committee approved the audited consolidated financial statements and recommended to the Board that they be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 for filing with the SEC. The Audit Committee has also appointed KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2019 and is presenting its appointment to the stockholders for ratification.

AUDIT COMMITTEE

Jacques Croisetière, Chairperson
Dr. Yi Hyon Paik
Susan C. Schnabel

The preceding Report of the Audit Committee is provided only for the purpose of this proxy statement. This report shall not be incorporated, in whole or in part, in any other Versum Materials filing under the Securities Act of 1933, as amended, or the Exchange Act.

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Compensation Committee
The Compensation Committee currently consists of Thomas J. Riordan, Jacques Croisetière and Ambassador Alejandro D. Wolff. Mr. Riordan is the chairperson of the Compensation Committee. The Board has determined that each member of the Compensation Committee meets the independence requirements of the SEC and NYSE applicable to compensation committee members.
Our Compensation Committee is responsible for:

•	establishing and reviewing the overall compensation philosophy of the Company;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;

•
evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual base salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer;

•	reviewing and approving or making recommendations to the Board on the annual base salary, bonus, equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•	considering policies and procedures pertaining to expense accounts of senior executives;

•
reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and making recommendations to the Board, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;

•	monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans;

•	reviewing and monitoring all employee retirement, profit sharing and benefit plans of the Company; and

•	reviewing and recommending to the Board the form and amount of compensation to be paid to our non-employee directors.
Our Board has adopted a written charter for the Compensation Committee which is available on our website at www.versummaterials.com in the “Governance” section, and upon written request by our stockholders at no cost.
With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the Compensation Committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plans, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction.
Pursuant to its charter, the Compensation Committee is authorized to engage an outside advisor to assist in the design and evaluation of our executive compensation program, as well as to approve the fees paid to such advisor and other terms of the engagement. Prior to the retention of an outside advisor, the Compensation Committee assesses the prospective advisor’s independence, taking into consideration all relevant factors, including those factors specified in the NYSE listing standards.
In fiscal 2018, the Compensation Committee again engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its compensation consultant. FW Cook advised the Compensation Committee on executive officer and non-employee director compensation. The Compensation Committee did not engage any other compensation consultant in fiscal 2018. At the direction of the Compensation Committee, FW Cook provided advice on the development of incentive compensation programs, compensation trends, regulatory developments and governance issues and other matters of interest to the Compensation Committee. The Compensation Committee assessed FW Cook’s independence, taking into account a number of factors such as: (1) the provision of other services to Versum Materials by FW Cook; (2) the amount of fees received from Versum Materials; (3) FW Cook’s policies and procedures to prevent conflicts of interest; (4) any business or personal relationship between the FW Cook team members and the members of the Compensation Committee; (5) any Versum Materials stock owned by FW Cook or by the FW Cook team members; and (6) any business or personal relationship between any employee of FW Cook and any Versum Materials executive officer. FW Cook provided the Compensation Committee with appropriate assurances regarding its independence. The Compensation Committee concluded that FW Cook has been independent throughout its service to the Compensation Committee and that there are no conflicts of interest.

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Compensation Committee Report
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” with Versum Materials management. Based on its review and such discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

COMPENSATION COMMITTEE

Thomas J. Riordan, Chairperson
Jacques Croisetière
Ambassador Alejandro D. Wolff
Compensation Committee Interlocks and Insider Participation
During fiscal 2018, no member of our Compensation Committee was an employee or officer or former officer of the Company or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our Compensation Committee during fiscal 2018.
Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee currently consists of Ambassador Alejandro D. Wolff, Dr. Yi Hyon Paik, Thomas J. Riordan and Susan C. Schnabel. Ambassador Wolff is the chairperson of our Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is comprised solely of independent directors.
Our Corporate Governance and Nominating Committee is responsible for:

•	establishing the criteria for the selection of new directors;

•	identifying and recommending to the Board individuals to be nominated as directors;

•	evaluating candidates for nomination to the Board, including those recommended by stockholders;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	considering questions of independence and possible conflicts of interest of members of the Board and executive officers;

•	reviewing and recommending the composition and size of the Board;

•	overseeing, at least annually, the evaluation of the Board and management;

•	recommending members of the Board to serve on the committees of the Board and, where appropriate, recommending the removal of any member of any of the committees; and

•	periodically reviewing the charter, composition and performance of each committee of the Board and recommending to the Board the creation or elimination of committees.
The Corporate Governance and Nominating Committee oversees the management succession planning process. The Corporate Governance and Nominating Committee reviews and evaluates succession plans relating to the CEO and other executive officer positions and makes recommendations to the Board with respect to the selection of individuals to occupy these positions. The Corporate Governance and Nominating Committee is working with an executive search firm to assist with our CEO succession planning process. A comprehensive review of executive talent determines readiness to take on additional leadership roles and identifies developmental and coaching opportunities needed to prepare our executives for greater responsibilities.
The Corporate Governance and Nominating Committee also oversees our environmental, health and safety performance and our sustainability program. As part of that oversight, management periodically reports on key environmental, health and safety metrics and trends, certain safety incidents and learnings, program enhancements and safety culture. Management also reports to the Corporate Governance and Nominating Committee on its sustainability program, including program structure and management, key environmental, social and governance metrics and targets and future actions.

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In nominating candidates to serve as directors, the Board’s objective, with the assistance of the Corporate Governance and Nominating Committee, is to select individuals whose particular experience, qualifications, attributes and skills can be of assistance to management in operating our business and enable the Board to satisfy its oversight responsibility effectively. When evaluating director candidates, the Corporate Governance and Nominating Committee considers, among other things, whether individual directors possess (a) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially and (b) all other factors it considers appropriate, which may include age, gender and ethnic and racial background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, relevant career experience, relevant technical skills, relevant business or government acumen, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. The Corporate Governance and Nominating Committee evaluates candidates recommended by stockholders on a substantially similar basis as other nominees. In considering the recommendations of the Corporate Governance and Nominating Committee, the Board monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. In addition, although the Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Corporate Governance and Nominating Committee carefully considers are the benefits to the Company of national origin, gender, race, as well as differences in perspective, global business experience and cultural diversity in board composition. Further, the Board does not discriminate on the basis of race, color, national origin, gender, religion, disability or sexual preference in selecting director candidates.
When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the biographical information set forth on pages 6 through 8. In addition, the Corporate Governance and Nominating Committee considered the following characteristics about each director:

•
Seifi Ghasemi—Mr. Ghasemi has deep experience in the specialty chemicals industry. His prior executive leadership of an international specialty chemicals and materials company provides the Board with broad experience in navigating many of the challenges Versum Materials faces, such as portfolio management, strategic planning, talent management and international operations.

•
Guillermo Novo—Mr. Novo has over thirty years of leadership experience in the specialty materials industry and brings to the Board detailed insight into the Company’s worldwide customers, markets, operations and strategies.

•
Jacques Croisetière—As the former chief financial officer of multinational companies, Mr. Croisetière brings extensive financial expertise and leadership experience to the Board, including experience in the global specialty materials industry.

•
Dr. Yi Hyon Paik—As the former president of a multinational company, Dr. Paik provides the Board with extensive leadership experience in the electronic materials industry including strategic planning and global business expertise with a deep technical understanding.

•
Thomas J. Riordan—Mr. Riordan provides the Board with the benefit of over 40 years of senior executive experience with global companies including legal, human resources and specialty materials experience.

•	Susan C. Schnabel—Ms. Schnabel provides the Board with her extensive financial and management expertise, experience with global transactions and significant board of directors experience.

•	Alejandro D. Wolff—Ambassador Wolff brings to the Board substantial experience in governmental and international affairs, strategic planning, human resources and distinguished leadership experience.
For a description of the procedures for stockholders to submit proposals regarding director nominations, see “Director Candidate Recommendations by Stockholders” below.
Our Board has adopted a written charter for the Corporate Governance and Nominating Committee which is available on our website at www.versummaterials.com in the “Governance” section, and upon written request by our stockholders at no cost.
Board Structure
Our Board is led by the non-executive Chairman. The Chief Executive Officer position is currently separate from the Chairman position. The Board believes that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. Ghasemi serves as Chairman, while Mr. Novo serves as our President and Chief Executive Officer. Our Board believes that this structure best encourages the free and open dialogue of competing views and

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provides for strong checks and balances. Additionally, Mr. Ghasemi’s attention to Board and committee matters allows Mr. Novo to focus more on overseeing the Company’s day to day operations as well as strategic opportunities and planning.
Whenever the Chairperson of the Board is also the Chief Executive Officer or is a director who does not otherwise qualify as an “independent director,” the independent directors may elect annually from among themselves a Lead Director of the Board. Service as Lead Director is generally for one year. The Lead Director helps coordinate the efforts of the independent and non-management directors in the interest of ensuring that objective judgment is brought to bear on sensitive issues involving the management of the Company and, in particular, the performance of senior management. The Lead Director’s responsibilities, which are described in the Company’s Corporate Governance Guidelines, include:

•	presiding over all meetings of the Board at which the Chairperson is not present, including any executive sessions of the independent directors or the non-management directors;

•	assisting in scheduling Board meetings and approve meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

•	requesting the inclusion of certain materials for Board meetings;

•	communicating to the CEO, together with the Chairperson of the Compensation Committee, the results of the Board’s evaluation of CEO performance;

•	collaborating with the CEO on Board meeting agendas and approving such agendas;

•	collaborating with the CEO in determining the need for special meetings of the Board;

•
providing leadership and serving as temporary Chairperson of the Board or CEO in the event of the inability of the Chairperson of the Board or CEO to fulfill his/her role due to crisis or other event or circumstance which would make leadership by existing management inappropriate or ineffective, in which case the Lead Director shall have the authority to convene meetings of the full Board or management;

•	being available for consultation and direct communication if requested by major stockholders;

•	acting as the liaison between the independent or non-management directors and the Chairperson of the Board, as appropriate;

•	calling meetings of the independent or non-management directors when necessary and appropriate; and

•
recommending to the Board, in concert with the chairpersons of the respective Board committees, the retention of consultants and advisors who directly report to the Board, including such independent legal, financial or other advisors as he or she deems appropriate, without consulting or obtaining the advance authorization of any officer of the Company.

Ambassador Alejandro D. Wolff has served as Lead Director since May 2017. The next election of Lead Director is currently scheduled for the date of the Company’s 2019 annual meeting of stockholders.
Executive Sessions of Non-Management and Independent Directors
Non-management directors meet in executive sessions of the Board in which management directors and other members of management do not participate. These sessions are periodically scheduled for non-management directors at meetings of the Board. In addition, generally several times a year, the independent directors of the Board meet in a private session that excludes management and non-independent directors. The Lead Director, or a director designated by the non-management or independent directors, as applicable, presides at executive sessions.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines which set forth the Board’s core principles of corporate governance and categorical standards of independence and are designed to promote its effective functioning and assist the Board in fulfilling its responsibilities. The Board will review and amend these guidelines from time to time as it deems necessary and appropriate. The Corporate Governance Guidelines are available on our website at www.versummaterials.com in the “Governance” section, and upon written request by our stockholders at no cost.

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Code of Conduct
We are committed to conducting business in accordance with the highest ethical standards and all applicable laws, rules and regulations. We have adopted a code of conduct that applies to our employees, executive officers and directors and provide training on such code of conduct and other compliance issues. In accordance with, and to the extent required by, the rules and regulations of the SEC, we intend to post on our website at www.versummaterials.com waivers or implicit waivers (as such terms are defined in Item 5.05 of Form 8-K of the Exchange Act) and amendments to the code of conduct that apply to our directors and officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE. The code of conduct is available on our website at www.versummaterials.com in the “Governance” section, and upon written request by our stockholders at no cost.
Director Candidate Recommendations by Stockholders
In identifying prospective director candidates, the Corporate Governance and Nominating Committee may seek referrals from other members of the Board, management, stockholders and other sources. Stockholder recommendations for director candidates should include the candidate’s name and specific qualifications to serve on the Board, and the recommending stockholder should also submit evidence of such stockholder’s ownership of shares of our common stock, including the number of shares owned and the length of time of such ownership. Recommendations should be addressed to the Secretary. In addition, any stockholder who wishes to submit director nominations must satisfy the notification, timeliness, consent and information requirements set forth in our by‑laws. See “Procedures for Submitting Stockholder Proposals” on page 58.
Stockholder and Interested Party Communications with the Board of Directors
As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, or Corporate Governance and Nominating Committees or to the non-management or independent directors as a group, so indicate in your communication and mail correspondence to the Company’s General Counsel at the following address: Versum Materials, Inc., Attn: General Counsel, 8555 South River Parkway, Tempe, Arizona 85284, who will forward such communications to the appropriate party. Such communications may be done confidentially or anonymously.

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AUDIT AND RELATED FEES

AUDIT AND RELATED FEES
The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2019. Stockholders are being asked to ratify the appointment of KPMG LLP at the annual meeting. Representatives of KPMG LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
The following table summarizes aggregate fees paid or accrued by us for the fiscal years ended September 30, 2018, and September 30, 2017.

	2018 (in millions)	2017 (in millions)
Audit fees(1)	$3.8	$3.2
Audit related fees	$0	$0
Tax fees(2)	$0.1	$0.1
All other fees	$0	$0
Total fees	$3.9	$3.3

(1)
Audit fees were fees for those professional services rendered in connection with the audit of our consolidated annual financial statements included in our Form 10-K and the review of our quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (United States), and in connection with statutory audits in foreign jurisdictions.

(2)	Tax fees were primarily for preparation of tax returns in non-U.S. jurisdictions, assistance with tax audits and appeals and advice on tax regulations.
For additional information, please see “Audit Committee” beginning on page 13.

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EXECUTIVE OFFICERS

EXECUTIVE OFFICERS
In addition to Guillermo Novo, the Company’s President and Chief Executive Officer, whose biography is included on page 6, as of December 20, 2018 Versum Materials also had the following executive officers who were not directors.

George G. Bitto Age 59 Principal Occupation: Executive Vice President and Chief Financial Officer
Biographical Information: Mr. Bitto has been our Executive Vice President and Chief Financial Officer since December 2017. Previously, he served as our Senior Vice President and Chief Financial Officer since our separation from Air Products on October 1, 2016. Before that, he was Vice President, Finance of the Materials Technologies business of Air Products, since October 2014. Mr. Bitto joined Air Products in 1987 as a participant in Air Products’ Career Development Program and held a variety of analyst and management positions within the Controllership and Treasury organizations. In 2000, he was appointed general manager of Air Products’ North America Liquid Bulk business. Mr. Bitto returned to the Finance organization, where he was named controller for the Chemicals Group in 2002 and Vice President and Controller for the Gases and Equipment Group in 2004. In 2007, Mr. Bitto was named Vice President and Treasurer, and in 2010 he was appointed Vice President, Treasurer, and Chief Risk Officer of Air Products, the position he held through October 2014.

Michael W. Valente Age 50 Principal Occupation: Senior Vice President, General Counsel and Secretary
Biographical Information: Mr. Valente has been our Senior Vice President, General Counsel and Secretary since October 8, 2018. Previously, he was Senior Vice President, Law and Human Resources, General Counsel and Secretary since our separation from Air Products on October 1, 2016, and before that he served as General Counsel of the Materials Technologies business of Air Products since June 2015. Prior to that, he was Vice President, General Counsel and Assistant Secretary of Rockwood Holdings, Inc., serving in this capacity since June 2014. From 2004 to June 2014, Mr. Valente served as General Counsel-U.S. and Assistant Secretary. Prior to that, he held various roles in the legal department of Rockwood, which he joined in June 2002. At Rockwood, Mr. Valente worked on corporate governance, numerous acquisitions and divestitures, financings and the company’s initial public offering. Earlier in his career, he was a corporate associate for several years at Lowenstein Sandler PC where he practiced mergers and acquisitions, securities law and general corporate matters. He previously worked for four years in several roles as an accountant in a regional public accounting firm.

Edward C. Shober Age 59 Principal Occupation: Senior Vice President, Materials
Biographical Information: Mr. Shober has been our Senior Vice President, Materials since February 2017. Previously, he served as our Vice President Materials-Advanced Materials since our separation from Air Products on October 1, 2016. Before that, he served as the Vice President and General Manager of Advanced Materials for the Materials Technologies business of Air Products since October 2012. Mr. Shober joined Air Products in 1994, leading engineering activities in the Electronics Engineering and Electronics package plants organizations before assuming senior leadership roles with two joint ventures. In 1999, he was named vice president of engineering and operations for TRiMEGA, a joint venture between Air Products and Kinetic Systems providing turnkey solutions to semiconductor fabs, and served as TRiMEGA’s chief operating officer from 2001-2004. Mr. Shober lead DA NanoMaterials, Air Products’ joint venture with DuPont, as its chief operating officer from 2004-2007, and chief executive officer from 2007-2010. In October 2011, he served as Director of Advanced Materials Integration, Electronics Division, until assuming leadership of Advanced Materials for the Materials Technologies business of Air Products in October 2012.

22 2019 PROXY STATEMENT

EXECUTIVE OFFICERS

Dr. John G. Langan Age 58 Principal Occupation: Senior Vice President and Chief Technology Officer
Biographical Information: Dr. Langan has been our Senior Vice President and Chief Technology Officer since December 2017. Previously, he served as our Chief Technology Officer since our separation from Air Products on October 1, 2016. Before that, he was Director of Technology for the Air Products Electronics Materials Division since September 2007. Dr. Langan joined Air Products in 1988, working on semiconductor process materials research, product development and technology management. In 1998, he was named Air Products Global OEM business development manager. In 2000, Dr. Langan went on to serve as director of technology in various engineering and business unit roles at Novellus Systems, Inc. In 2005 he returned to Air Products as Business Manager for the post CMP cleans formulated product line before assuming his position as director of technology for the Air Products Electronic Materials Division. Dr. Langan holds a B.S. degree in Chemistry from Boston College, a Ph.D. in Physical Chemistry from Columbia University and was a Post-Doctoral Research Associate in the Chemistry Department at MIT.

John J. (“Jeff”) White Age 51 Principal Occupation: Senior Vice President, Delivery Systems and Services
Biographical Information: Mr. White has been our Senior Vice President, Delivery Systems and Services since December 2017, prior to which he served as our Vice President, Delivery Systems and Services since our separation from Air Products on October 1, 2016. Previously, he served as the Vice President and General Manager of Delivery Systems & Services for the Materials Technologies business of Air Products since January 2014. Mr. White joined Air Products in 2000 as a sales executive based in Colorado Springs where he held various sales and regional management positions. In 2011, Mr. White relocated to Allentown where he was named director, product management, for Air Products North America-based products. Mr. White served as Director of Product Management from March 2011 to August 2012, and was then appointed director of asset management for Air Products’ Advanced Materials business from August 2014 to January 2014.

2019 PROXY STATEMENT 23

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION
Non-employee director compensation is determined by the Board of Directors (“Board”) acting on the recommendation of the Compensation Committee of our Board (the “Compensation Committee”). Our CEO, who is also a director, does not receive any separate compensation for his Board activities. Our non-employee directors received the following compensation for fiscal 2018:

Position	Annual Compensation: Non-Employee Directors
Board member
Cash(1)	$100,000
Equity(2)	$100,000
Chairman of the Board(3)	$50,000
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$15,000
Corporate Governance and Nominating Committee Chairperson	$10,000

(1)	Cash compensation is paid quarterly in arrears. We also reimburse all of our board members for their expenses in attending Board and committee meetings.

(2)
In November 2018 our Board increased the annual equity compensation of each non-employee director from a grant date fair value of $100,000 to a grant date fair value of $115,000 for grants made on or after the date of our 2019 annual meeting.

(3)	In November 2018 our Board increased the annual Chair retainer from $50,000 to $57,500 effective for fiscal 2019.
The Compensation Committee is responsible for reviewing and recommending to the Board the form and amount of compensation to be paid to our non-employee directors. The Compensation Committee recommended and our Board approved the compensation for our non-employee directors based upon the recommendation of the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”). In January 2018 the Board approved a single annual award of time-vesting restricted stock units equal to $100,000 divided by the closing price of our common stock reported on the NYSE on the grant date. These restricted stock units cliff vest on the earlier of (a) one year following the date of grant or (b) the day prior to the 2019 annual meeting of stockholders. A pro rata portion of these restricted stock units vest when service ends other than due to death or disability. Upon the grantee’s death or disability, the restricted stock units fully vest.
The Compensation Committee believes that a mix of cash-based and equity-based compensation best serves the Company because it aligns the interests of our non-employee directors with the interests of our stockholders and allows us to be competitive in a tight market for the services of qualified non-employee directors. This pay mix is generally aligned with peer median. For information about our peer group companies, please see “Executive Compensation—Compensation Discussion and Analysis—Compensation Program for Executive Officers —Setting Compensation Levels” on pages 29 and 30.
The Board adopted the Versum Materials Deferred Compensation Program for Directors (“Director DCP”) which became effective on January 1, 2017. Under the Director DCP, our non-employee directors may voluntarily defer all or a part of their equity compensation. At the election of the director, a number of deferred stock units equal to the number of shares of our common stock the participant would have received on the date the compensation would otherwise have been granted will be credited to an account which is deemed to be invested in the Company’s common stock. The deferred stock units are subject to any vesting conditions that would have applied absent the deferral election. Each deferred stock unit entitles the director to receive one share of Company stock upon payout, which generally occurs within 60 days of the first anniversary of the date the director’s service on the Board ends or within 30 days of a change in control. Deferred stock units earn dividend equivalents in an amount equal to the dividends that would have been paid on the shares of common stock underlying the deferred stock units held in the participating director’s account. The number of dividend equivalents credited to the director’s account is equal to the amount of the dividend payment divided by the closing price of our common stock reported on the NYSE on the dividend payment date. Deferred stock units and dividend equivalents thereon have no voting rights until the common stock underlying such deferred stock units and dividend equivalents are delivered and settled in shares of our common stock.

24 2019 PROXY STATEMENT

DIRECTOR COMPENSATION

Director Compensation for Fiscal 2018
The table below sets forth information regarding non-employee director compensation for the fiscal year ended September 30, 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total
Jacques Croisetière	$120,000	$33,000 Common Stock in Arrears (for service from October 1, 2017 through January 30, 2018) and $100,000 Annual RSU Grant (for service from January 30, 2018 through the date of the 2019 annual meeting of stockholders)	$253,000

Seifi Ghasemi	$150,000		$283,000

Dr. Yi Hyon Paik	$100,000		$233,000

Thomas J. Riordan	$115,000		$248,000

Susan C. Schnabel	$100,000		$233,000

Alejandro D. Wolff	$110,000		$243,000

(1)
Represents the grant date fair value of common stock computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, without taking into account estimated forfeitures, based on the closing price on the NYSE of our common stock on the grant date. Only Ambassador Wolff elected to defer his fiscal 2018 equity compensation. For fiscal 2018, each non-employee director was entitled to receive $100,000 in equity compensation. In fiscal 2018, the Board moved from granting fully vested common stock to directors quarterly in arrears to granting time-vesting restricted stock units in a single annual grant. Due to the timing of this shift, in accordance with SEC rules, the amounts reported in this column represent two grants - (i) one award of fully vested common stock granted in arrears for the first four months of fiscal 2018 (for service from October 1, 2017 through the date of the 2018 annual meeting of stockholders) in respect of a number of shares equal to $33,000 divided by the closing price of our common stock reported on the NYSE on the grant date and (ii) an award on the date of the 2018 annual meeting of stockholders of a number of time-vesting restricted stock units (“RSUs”) equal to $100,000 divided by the closing price of our common stock reported on the NYSE on the grant date (for service from January 30, 2018 through the date of the 2019 annual meeting of stockholders). As of the fiscal year ended September 30, 2018, each of our non-employee directors (other than Ambassador Wolff who elected to defer his fiscal 2018 equity compensation and therefore held 2,919 deferred stock units) held 2,919 unvested RSUs (including accrued dividend equivalents).

To further long-term alignment with our stockholders, the Board, with assistance from FW Cook, established stock ownership guidelines for our non-employee directors. According to these guidelines, each non-employee director is required to own at least five times his or her annual cash compensation (excluding any cash retainers for chair or committee service) paid to such director by the Company. For the purposes of these guidelines, the value of the common stock owned is calculated by using the average of the lowest and highest closing price of our common stock during the last 60 days of our fiscal year. There is no deadline for achieving compliance, however, the directors are expected to refrain from selling or transferring any of our shares until achieving compliance with these guidelines. Our directors may count towards these requirements the value of shares owned (including shares owned jointly with or separately by the director’s spouse), shares held in trust for the benefit of the director or the director’s family members and shares or share equivalents held in qualified or non-qualified savings, profit-sharing or deferred compensation accounts, in each case, if fully vested.

2019 PROXY STATEMENT 25

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION
The contents of this Executive Compensation Section are as follows:

COMPENSATION DISCUSSION AND ANALYSIS
Historical compensation information is presented for the fiscal 2018 Versum Materials Named Executive Officers (the “NEOs”):
Guillermo Novo
President and Chief Executive Officer
George G. Bitto
Executive Vice President and Chief Financial Officer
Michael W. Valente
Senior Vice President, General Counsel and Secretary
Edward C. Shober
Senior Vice President, Materials
Patrick Loughlin(1)
Former Senior Vice President, Operations and Supply Chain

Fiscal 2018 Company Performance Highlights	26
Compensation Program for Executive Officers	27

EXECUTIVE COMPENSATION TABLES
2018 Summary Compensation Table	40
2018 Grants of Plan-Based Awards	42
Outstanding Equity Awards at Fiscal Year-End	43
2018 Option Exercises and Stock Vested	46
2018 Pension Benefits	47
2018 Nonqualified Deferred Compensation	47
Potential Payments Upon Termination or Change in Control	48
PAY RATIO DISCLOSURE	54

(1)	Mr. Loughlin served as the Company’s Senior Vice President, Operations and Supply Chain, through October 31, 2018.

▪	Compensation Discussion and Analysis
In this Compensation Discussion and Analysis, we refer to the Compensation Committee of Versum Materials as the “Compensation Committee.”

▪	Fiscal 2018 Company Performance Highlights
Below are some of our strategic and financial accomplishments during fiscal 2018:

•	positive trend of operating improvements, with the following results for fiscal 2018 compared to fiscal 2017:

2018 Sales	2018 Net Income	2018 Adjusted EBITDA
$1,372 million	$198 million	$445 million
é22 percent	higher than prior year Net Income of $193 million	é20 percent
over prior year sales of $1,127 million		over prior year Adjusted EBITDA of $372 million

•	strong operating cash flows of $278 million in fiscal 2018 with an ending cash balance of $400 million;

•	increased our dividend twice, resulting in a 60% increase since inception;

•	demonstrated a strategic commitment to fuel top-line growth through capital expenditures and research and development investments;

•	exceeded our fiscal 2018 Adjusted EBITDA target of $415 million, an 11.7% increase over fiscal 2017 actual Adjusted EBITDA; and

•	successfully completed our enterprise resource planning system implementation and all activities to fully complete the administrative separation from Air Products.
Information regarding Adjusted EBITDA and Adjusted EBITDA margin, including reconciliations of these measures to the most directly comparable GAAP measures, is on pages 40 through 42 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 (our “2018 10-K”).

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EXECUTIVE COMPENSATION

▪	Compensation Program for Executive Officers
Roles of the Compensation Committee, Management and Compensation Consultant in the Compensation Process
Our Compensation Committee retained FW Cook as its independent compensation consultant to advise the Compensation Committee on compensation programs for the Company’s executive officers. FW Cook advises the Compensation Committee on executive as well as director compensation. See pages 24 and 25 for a description of our director compensation. In addition, the Compensation Committee considers input from our CEO regarding compensation of our executive officers (except as to his own compensation).
Benchmarking Compensation of our NEOs
FW Cook benchmarked the compensation of each of our NEOs for fiscal 2018 against those serving in similar capacities within the Versum Materials Peer Group described on pages 29 and 30 and with general industry survey data of similarly sized companies. The Compensation Committee reviewed and considered this data in setting the compensation programs for our NEOs for fiscal 2018. The combined base salary, short-term cash incentives and long-term equity incentive awards (together, “Total Direct Compensation”) for fiscal 2018 of our NEOs was positioned in a range around the median of the Versum Materials Peer Group and general industry survey data.
Overview of the Versum Materials Executive Compensation Program
Our Compensation Committee has established compensation programs which are designed to support the following objectives:

•	Target Total Direct Compensation within a range around the median of the Versum Materials Peer Group

◦	Set base salaries at approximately the median of the Versum Materials Peer Group.

◦
Target short-term annual cash incentives and long-term incentives in a range around the median of compensation for the Versum Materials Peer Group, with opportunities for a higher or lower payout based on Company performance.

•	Align pay with our financial and stock performance

◦	Support the attainment of the Company’s short- and long-term financial and strategic objectives by connecting a significant portion of total compensation to our financial and stock performance.

◦	Pay outcomes demonstrate alignment with our financial and stock performance.

◦
Foster a strong relationship between stockholder value and executive compensation by emphasizing performance-based compensation contingent upon achieving corporate financial goals and creating stockholder value.

•	Set the compensation mix with a focus on “at risk” performance-based compensation

◦
Align total compensation of executive officers with the interests of stockholders by designing programs with a significant portion of total compensation tied to objective measures with short-term awards tied to financial performance and long-term equity-based incentive awards tied to stock performance.

◦	Provide differentiated pay based on an executive’s contributions to the performance of the Company.

•	Hire and retain key executives

◦	Provide competitive levels of compensation to attract, retain and motivate highly-qualified executives to continue to drive performance and enhance long-term equity value.

2019 PROXY STATEMENT 27

EXECUTIVE COMPENSATION

In setting compensation, the Compensation Committee has adopted certain compensation practices that it viewed as in the best interests of our stockholders:

•
Objective Performance Criteria. Our performance-based compensation for our NEOs is based upon objective criteria - Adjusted EBITDA for our short-term incentives and relative and absolute total stockholder return for our long-term incentives.

•	Stock Ownership Guidelines and Retention Requirements. We have stock ownership guidelines and retention requirements to more closely align the interests of our NEOs with our stockholders.

•
Compensation Recovery Clawbacks. We have adopted an incentive compensation clawback policy. In addition, our employment agreements and equity award agreements with our NEOs as well as our short-term and long-term incentive plans contain clawback provisions.

•
No Tax Gross-Ups. No agreements with our executive officers contain tax gross-ups, nor does the Compensation Committee intend to award tax gross-ups in the future other than as part of relocation benefits provided under Company policy.

•
Commitment to Strong Governance Practices. Our strong governance practices reflect our commitment to thoughtful stewardship of the Company’s resources. The following practices, among others, demonstrate our commitment to this principle:

Substantial “At Risk” Compensation	Short-term (cash) incentives and long-term incentives (equity awards) are “at risk.” There is no minimum award or guaranteed payment.
Independent Compensation Consultant	Our Compensation Committee is advised by FW Cook, an independent compensation consultant.
Independent Directors	Our Compensation Committee consists of independent directors responsible for compensation decisions.
Executive Sessions	Our Compensation Committee meets in executive sessions.
No Hedging or Pledging	We prohibit hedging or pledging of Company stock.
“Double Trigger”	Equity awards accelerate vesting in the event of a change in control only upon a “double trigger.”
Capped Payouts	Capped payouts under short-term and long-term incentive plans.
No Repricing
No repricing of stock options or issuance of discount stock options (i.e. the exercise price must be at least the fair market value of our common stock on the date of grant) without stockholder approval.

Limited Perquisites	No excessive or unusual perquisites.
In addition, in establishing its compensation policies for a given year, the Compensation Committee evaluates the results from the most recent stockholder advisory vote on compensation to consider any implications of such advisory vote for the Compensation Committee’s compensation policies and determine whether any changes are appropriate. At our 2018 annual meeting, approximately 84% of the votes cast with respect to the advisory vote on executive compensation voted to approve the compensation paid in fiscal 2017 to our NEOs. Our fiscal 2017 compensation included a one-time award of Founders RSUs that were designed to support alignment with stockholders, to retain key executives in a period of our transition to a new public company and to recognize the contributions of our NEOs to the successful spin-off transaction. See page 35 for a description of the Fiscal 2017 Founders RSUs. Noting that fiscal 2017 compensation included the one-time Founders RSUs, the Compensation Committee determined that no significant change in its compensation policies should be recommended to the Board as a result of this advisory vote.

28 2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

Components of Compensation
The three primary components of our executive compensation program are:

base salary

“at risk” short-term incentives (cash)

“at risk” long-term incentives (equity awards)
The fiscal 2018 allocation of the three primary components of executive compensation for our CEO and for our other NEOs as a group was targeted as follows:

CEO Compensation Mix	Other NEOs Compensation Mix

As a result of this target allocation, approximately 81% of the Total Direct Compensation of our CEO was “at risk” compensation. Long-term incentive awards consisted of Market Stock Units (“MSUs”) and Performance-Based Restricted Stock Units (“PSUs”). See pages 32 through 34 for a description of these awards. For our other NEOs, the fiscal 2018 target allocation included approximately 69% of “at risk” compensation. The actual weighting of the elements of the compensation mix for fiscal 2018 awarded to our CEO and other NEOs will ultimately depend on Company performance. In setting the NEOs’ compensation, the Compensation Committee generally targets Total Direct Compensation in a range around the median of the Versum Materials Peer Group, which peer group is further discussed below under “—Setting Compensation Levels.” Our NEOs have the opportunity to earn above-median pay if our financial results and stock performance exceed our pre-established target achievement levels and below median pay if our financial results and stock performance are below such target achievement levels.
Setting Compensation Levels
With input from the Company’s management, FW Cook proposed an industry peer group for fiscal 2018 consisting of 15 specialty chemicals and electronic equipment companies for reference in determining fiscal 2018 compensation, and developed benchmark executive officer compensation data. The Compensation Committee reviewed and approved the peer group for fiscal 2018. The companies in this peer group were selected based on screening criteria that included similarity to Versum Materials on revenue, market capitalization, total assets, international presence, number of employees, Adjusted EBITDA and Adjusted EBITDA margin. For fiscal 2018 compensation planning, the Compensation Committee determined to remove LANXESS Solutions and FEI Company from the Company’s peer group, as both companies were acquired and, as a result, no longer served as appropriate peers. The following

2019 PROXY STATEMENT 29

EXECUTIVE COMPENSATION

peers were selected for fiscal 2018 (collectively, the “Versum Materials Peer Group”):

Fiscal 2018 Versum Materials Peer Group		Fiscal 2018 Annual Peer Group Comparison(1)
Advanced Energy Industries, Inc.	MKS Instruments, Inc.		Revenue(2)	Market Cap(3)	Adjusted EBITDA Margin(4)
Albemarle Corporation	NewMarket Corporation	25th Percentile	$1,089M	$2,459M	20.9%
Cabot Microelectronics Corp.	Platform Specialty Products Corporation	Median	$1,549M	$3,701M	22.2%
Entegris, Inc.	Rogers Corporation	75th Percentile	$1,867M	$4,649M	24.5%
GCP Applied Technologies, Inc.	Sensient Technologies Corp.	Versum Materials	$1,033M	$3,835M	32.5%
Hexcel Corporation	Teradyne, Inc.	(1) Data compiled by FW Cook.		(3) Estimated as of July 31, 2017.
Ingevity Corporation	W.R. Grace & Co.	(2) 12 months per S&P Capital IQ.		(4) Last four fiscal quarters.
Minerals Technologies, Inc.
Compared to the Versum Materials Peer Group, our revenue approximated the 25th percentile, our market capitalization approximated the median and our Adjusted EBITDA margin was the highest. The Compensation Committee reviews the peer group used for benchmarking compensation annually.
Overall, the Compensation Committee seeks to provide a target Total Direct Compensation opportunity for Versum Materials executive officers in a range around the median for companies in the Versum Materials Peer Group. The individual components of target Total Direct Compensation may be established at a higher or lower amount than the median level depending on several other factors considered by the Compensation Committee such as the NEO’s experience, skill set, expected future contributions, retention criticality, responsibilities relative to the market benchmark and internal parity among the NEOs. For fiscal 2018, the Compensation Committee set the target Total Direct Compensation for the Versum Materials NEOs in a range around the median of the Versum Materials Peer Group to recognize the Company’s status as an independent publicly-traded company. Total Direct Compensation realized may vary significantly from target opportunities for short-term and long-term incentives based on the financial performance of the Company and/or its share price movement.
Fiscal 2018 Compensation Components
Base Salary
We believe it is important to provide a competitive level of fixed pay to attract and retain experienced and successful executives. The Compensation Committee reviews base salaries annually or at other times when appropriate, and may adjust base salaries from time to time pursuant to such review based upon the executive’s current compensation, time in position, any change in the executive’s position or responsibilities, including complexity and scope and the relation of his or her position to those of other executives within the Company and in similar positions at peer companies. The base salaries approved for our NEOs for fiscal 2018 are positioned in a range around the median base salaries of the Versum Materials Peer Group and in a range around the median of the general industry survey data:

Named Executive Officer	2018 Base Salary	2017 Base Salary
G. Novo(1)	$775,000	$725,000
G.G. Bitto	$500,000	$500,000
M.W. Valente	$400,000	$400,000
E.C. Shober(2)	$350,000	$323,077
P.F. Loughlin	$300,000	$300,000

(1)	Mr. Novo’s fiscal 2018 base salary increase was effective on January 1, 2018, and was intended to move his base salary closer to the median of the Versum Materials Peer Group.

(2)	Mr. Shober’s annual base salary increased from $300,000 to $350,000 in March 2017, after he was promoted to Senior Vice President, Materials.
In fiscal 2019, the Compensation Committee approved the following base salaries for our NEOs who are currently executive officers to be effective on January 1, 2019: Mr. Novo—$850,000; Mr. Bitto—$500,000; Mr. Valente—$400,000; and Mr. Shober—$400,000.

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EXECUTIVE COMPENSATION

Short-Term Incentives
Our Amended and Restated Short-Term Incentive Plan (the “STIP”) is an annual cash incentive plan that rewards NEOs for their contributions towards specific annual financial goals. For fiscal 2018, the Compensation Committee chose Adjusted EBITDA as the financial performance measure for our NEOs’ annual bonus opportunity under the STIP. The Compensation Committee believes Adjusted EBITDA is both a key financial measure for our stockholders, and also the most appropriate financial measure to assess our annual operating performance. Adjusted EBITDA excludes certain items that management and the Board of Directors believe are not representative of our underlying business performance. Adjusted EBITDA is calculated based upon our reported net income excluding interest expense, the write-off of financing costs, income tax provision, depreciation and amortization expense, non-controlling interests, and business separation, restructuring and cost reduction actions.
Fiscal 2018 Short-Term Incentive Opportunity
For fiscal 2018, target bonus payouts under the STIP were based on meeting the Company’s Adjusted EBITDA target, which was $415 million. The 2018 Adjusted EBITDA target for our NEOs was set based upon our consolidated annual budget at constant exchange rates approved by our Board of Directors and reflected an 11.7% increase over fiscal 2017 actual Adjusted EBITDA. The fiscal 2018 incentive opportunity provided for a range of potential payouts both above and below the bonus target. Threshold payout for earning any short-term annual cash incentive award required attaining at least 90% of the targeted level of Adjusted EBITDA. The payout amount is interpolated linearly for results between 90% and 110% of the targeted levels of Adjusted EBITDA, with a 50% award payout at 90% of the targeted level of Adjusted EBITDA, a 100% award payout at 100% of the targeted level of Adjusted EBITDA, and a 200% award payout at 110% or more of the targeted level of Adjusted EBITDA. After the annual incentive payout amount is calculated based on Adjusted EBITDA, the Compensation Committee may then, at its discretion, decrease the calculated incentive payout amount otherwise payable to each NEO for safety performance or other factors.
Each NEO’s target annual bonus is expressed as a percentage of his or her fiscal 2018 base salary. The target bonus opportunities as a percentage of each executive’s fiscal 2018 base salary and a maximum bonus of twice the target were approved by the Compensation Committee. The only changes over 2017 were 10% target bonus increases for Mr. Bitto and Mr. Shober in connection with their promotions. For fiscal 2018, the NEOs’ threshold, target and maximum bonus opportunities, as a percentage of fiscal 2018 base salaries, were as follows:

Named Executive Officer	Threshold (as a % of Base Salary)	Target Bonus (as a % of Base Salary)	Maximum Bonus (as a % of Base Salary)
G. Novo	50%	100%	200%
G.G. Bitto	42.5%	85%	170%
M.W. Valente	37.5%	75%	150%
E.C. Shober	37.5%	75%	150%
P.F. Loughlin	25%	50%	100%
Actual Fiscal 2018 Short-Term Incentive Cash Payout
For fiscal 2018, the Company achieved Adjusted EBITDA of $445.4 million which resulted in an achievement level of 174% of the incentive target for each of our NEOs. The Compensation Committee did not exercise negative discretion for fiscal 2018, and approved payment of the following calculated incentive payout amounts for our NEOs:

Name	Incentive Payout
G. Novo	$1,326,571
G.G. Bitto	$739,500
M.W. Valente	$522,000
E.C. Shober	$456,750
P.F. Loughlin	$261,000
Information regarding our fiscal 2018 Adjusted EBITDA, including reconciliations of these measures to the most directly comparable GAAP measures, is on pages 40 through 42 of our 2018 10-K.

2019 PROXY STATEMENT 31

EXECUTIVE COMPENSATION

Fiscal 2019 Short-Term Incentive Opportunity

In November 2018, the Compensation Committee determined that the fiscal 2019 annual incentive opportunity for NEOs would be subject to the STIP, and like the fiscal 2018 short-term incentive opportunity, would be based on an Adjusted EBITDA financial performance measure, the same range of payouts and the same payout thresholds expressed as percentages of the targeted level of Adjusted EBITDA. See “Short-Term Incentives” above. In determining the final payout amount for each NEO, the Compensation Committee may consider the Company’s safety performance, individual performance or other factors. The Compensation Committee approved the following fiscal 2019 target bonus percentages for our NEOs who are currently executive officers (as a percentage of fiscal 2019 base salary) which are unchanged from fiscal 2018 target bonus percentages: Mr. Novo-100%; Mr. Bitto-85%; Mr. Valente-75%; and Mr. Shober-75%.
Long-Term Incentives
Long-term incentive awards are a key component of our executive compensation program. Long-term incentive compensation is awarded under the Versum Materials, Inc. Amended and Restated Long-Term Incentive Plan (the “LTIP”) and provides an opportunity for executive officers, including our NEOs and other key employees, to increase their ownership interest in the Company through grants of equity-based awards. Under the LTIP, equity-based awards may be awarded in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and other equity-based awards. Ownership of equity interests by our NEOs is a fundamental part of our compensation philosophy and furthers the goal of aligning management’s interests with the interests of stockholders in value creation. In addition, our long-term equity compensation is designed to reward sustained financial performance and provide our executive officers and key employees with a retention incentive which, in turn, contributes to stability in key leadership roles. Each NEO’s target long-term incentive opportunity is approved annually by the Compensation Committee. For fiscal 2018, the Compensation Committee granted the following awards under the LTIP:
Fiscal 2018 Annual Awards

•
Performance-Based Restricted Stock Units (“PSUs”). The PSUs are designed primarily to reward total stockholder return performance relative to the Versum Materials Peer Group, and to a lesser extent, continued service with the Company; and

•
Market Stock Units (“MSUs”). The MSUs are a type of restricted stock unit that are designed primarily to reward contributions in increasing the market value of our common stock, and to promote continued service with the Company.

Upon vesting, each PSU and MSU represents the right to receive one share of our common stock, which aligns the interests of management with the interests of stockholders in stock price appreciation and value creation. Dividend equivalents accrue in an amount equal to the aggregate cash dividends paid with respect to our common stock divided by the closing price of our common stock on the NYSE on each dividend record date and are delivered if and when the underlying awards vest.
For each NEO, the Compensation Committee set the target long-term incentive opportunity for fiscal 2018 at approximately the median of the Versum Materials Peer Group and set the threshold and maximum potential payout based on a percentage of the dollar value target recommended by FW Cook. For fiscal 2018, the Compensation Committee implemented a long-term incentive program with awards consisting of 60% PSUs and 40% MSUs. The number of units granted to each NEO was calculated based upon the 10-trading-day average closing price of our common stock prior to the date of grant. The Compensation Committee determined that the size and nature of the award was appropriate in light of our goal to retain executives, drive financial performance and align management’s interests with the interests of our stockholders in creating value. The following table summarizes the allocation of fiscal 2018 and 2017 annual equity-based awards granted to our NEOs:

Named Executive Officer	Approximate Fiscal 2018 Target Award Value	Approximate Fiscal 2017 Target Award Value	Type of Award
			Performance-Based Restricted Stock Units (% of Total Award Value)	Market Stock Units (% of Total Award Value)
G. Novo	$2,500,000	$2,300,000	60%	40%
G.G. Bitto	$1,000,000	$750,000	60%	40%
M.W. Valente	$600,000	$550,000	60%	40%
E.C. Shober	$600,000	$300,000	60%	40%
P.F. Loughlin	$400,000	$300,000	60%	40%

32 2019 PROXY STATEMENT

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These awards include a clawback provision whereby participant awards may be reduced or recouped in certain situations. See “—Employee Benefit Plans and Other Compensation Practices and Policies—Clawback Policy” on page 37.
Performance-Based Restricted Stock Units. The number of PSUs granted represents a number of shares to be received upon vesting assuming target level of performance achievement. Pursuant to the Performance-Based Restricted Stock Unit Award Agreement, the number of PSUs that vest, if any, is based on the Company’s total stockholder return or “TSR” (measured using the average closing stock price of our common stock over the first 20 trading days of the period compared to the last 20 trading days of the period, including for the purposes of such calculation all dividends and distributions made or declared (assuming that such dividends or distributions are reinvested in the common stock of the Company)) over the period beginning on October 1, 2017 and ending on September 30, 2020 as compared to the TSR for the Versum Materials Peer Group during the same performance period. Depending upon the Company’s total stockholder return percentile rank as compared against the TSR of the Versum Materials Peer Group, between 0 and 200% of the target number of PSUs will vest on the vesting date. The maximum number of PSUs that may vest with respect to each of these grants is twice the target number awarded, and the maximum number of PSUs eligible to vest is capped at the target number granted if our absolute total stockholder return over the performance period is negative. The PSUs vest on the date that the Compensation Committee certifies the payout under the performance goals, subject to the executive’s continued employment through such certification date and continued compliance with our code of conduct. Vesting of PSUs earned, if any, is subject to certain exceptions in the event of specified termination events, retirement or upon a change in control of the Company (see “—Potential Payments Upon Termination or Change in Control—Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control” on pages 50 and 51), and is based upon the table below. The “% of Target Award Vesting” is interpolated linearly between points.

Performance of Versum Materials TSR relative to the TSR of the Versum Materials Peer Group	% of Target Award Vesting
Less than 25th percentile	0
25th percentile	50%
50th percentile	100%
75th percentile or greater	200%
In fiscal 2018, our NEOs were granted the following number of PSUs, assuming a target level of performance achievement: Mr. Novo—31,449 PSUs; Mr. Bitto—12,608 PSUs; Mr. Valente—7,554; Mr. Shober—7,554 PSUs; and Mr. Loughlin—5,036 PSUs.
Market Stock Units. The number of MSUs granted represents a number of shares to be received upon vesting assuming target level of performance achievement. Pursuant to the Market-Based Restricted Stock Unit Award Agreement, the number of MSUs that will vest, if any, is determined based on the product of (1) the Company’s stock price multiplier (the “Company Stock Price Multiplier”), which is based on the percentage change in the price of the Company’s common stock over the period October 1, 2017 through September 30, 2020 (measured using the average closing stock price of our common stock over the first 20 trading days of the period and the last 20 trading days of the period), and (2) the target number of MSUs. If the Company Stock Price Multiplier is less than 0.5, reflecting a common stock price decrease of more than 50%, no MSUs will vest. The maximum number of MSUs that may vest with respect to each of these grants is 150% of the target number of MSUs granted. The MSUs vest on the date the Compensation Committee certifies the payout under the performance goals, subject to the executive’s continued employment through such certification date and continued compliance with our code of conduct. Vesting of MSUs earned, if any, is subject to certain exceptions in the event of specified termination events, retirement or upon a change in control of the Company (see “—Potential Payments Upon Termination or Change in Control—Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control” on pages 50 and 51), and is based upon the table below. The “% of Target Award Vesting” is interpolated linearly between points.

% Change in Common Stock Price	Company Stock Price Multiplier	% of Target Award Vesting
Decrease of more than 50%	0	0%
Decrease of 50%	0.5	50%
0%	1.0	100%
Increase of 150% or more	1.5	150%

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EXECUTIVE COMPENSATION

In fiscal 2018, our NEOs were granted the following number of MSUs, assuming a target level of performance achievement: Mr. Novo—20,966 MSUs; Mr. Bitto—8,405 MSUs; Mr. Valente—5,036 MSUs; Mr. Shober—5,036 MSUs; and Mr. Loughlin—3,357 MSUs.
The Compensation Committee believes the PSUs and MSUs granted in fiscal 2018 are consistent with the Compensation Committee’s concept of pay for performance. We believe that this equity-based pay for performance philosophy, coupled with our stock ownership guidelines, aligns the interests of senior management with stockholders by tying compensation to our financial performance and stockholder return over the three-year performance period, while simultaneously providing incentives designed to attract and retain highly qualified executive officers. The number of awards we granted under the Existing LTIP as a percentage of our annual weighted average shares outstanding (commonly referred to as the “burn rate”) was 0.2% for fiscal 2018 (based upon target achievement and without regard to forfeitures).
Converted Performance Shares
Air Products performance shares granted in fiscal 2015 and fiscal 2016 were converted into Versum Materials performance shares with the same general terms and vesting schedule as the Air Products performance shares. See page 39 for additional information regarding the treatment of long-term incentive awards outstanding at the time of our separation from Air Products on October 1, 2016, when Versum Materials became an independent, publicly traded company. Performance shares entitle the recipient to receive one share of stock and accumulated dividend equivalents for each performance share earned upon the satisfaction of performance objectives and other conditions to earning the award. The shares were delivered after the three-year performance period based on actual performance. The Compensation Committee aligned the performance measures to the portions of the three-year performance period that elapsed prior to and after our separation from Air Products.
FY2015-2017 Performance Shares. For the shares granted in fiscal 2015, the Compensation Committee determined that two-thirds of the payout factor was based upon the Air Products TSR percentile rank compared to the TSR of the Air Products Peer Reference Group members over the pre-separation (October 1, 2014 to September 30, 2016) portion of the performance period, and one-third was based upon the Versum Materials TSR percentile rank compared to the TSR of the Versum Materials Peer Group members over the post-separation (October 1, 2016 to September 30, 2017) portion of the performance period. The Air Products Peer Reference Group consists of chemical and industrial companies with similar capital structures, asset intensity, and profitability to Air Products (size adjusted, based on data from Farient Advisors, LLC, external compensation consultant to Air Products). The Versum Materials Peer Group is described on pages 29 and 30. The payout factor could range from 0% to 200% percent based on relative TSR percentile rank. The “Payout %” is interpolated linearly between points. In November 2017, the Compensation Committee certified the payout factor for the fiscal 2015 performance shares at 198% based on TSR performance during the three-year performance. The number of shares of stock earned by our eligible NEOs under these awards were as follows: Mr. Novo - 36,664; Mr. Bitto - 13,167; Mr. Valente - 4,217; Mr. Shober - 4,138; and Mr. Loughlin - 7,595. Our eligible NEOs also received cash payments equal to the dividend equivalents received with respect to these shares as follows: Mr. Novo - $42,305; Mr. Bitto - $15,193; Mr. Valente - $4,866; Mr. Shober - $4,775; and Mr. Loughlin - $8,764.
FY2016-2018 Performance Shares. For the performance shares granted in fiscal 2016, the Compensation Committee determined that one-third of the payout factor was based upon the Air Products TSR percentile rank compared to the TSR of the Air Products Peer Reference Group members over the pre-separation (October 1, 2015 to September 30, 2016) portion of the performance period, and two-thirds was based upon the Versum Materials TSR percentile rank compared to the TSR of the Versum Materials Peer Group members over the post-separation (October 1, 2016 to September 30, 2018) portion of the performance period. The payout factor could range from 0% to 200% percent based on relative TSR percentile rank. The “Payout %” is interpolated linearly between points. In November 2018, the Compensation Committee certified the payout factor for these converted performance shares at 97% based on TSR performance during the three-year performance period as shown below:

	Below Threshold	Threshold	Target	Maximum	Actual Performance (2/3)	Actual Performance (1/3)
Performance Period					Post-Separation (10/1/16 - 9/30/18)	Pre-Separation (10/1/15 - 9/30/16)

TSR Performance	<30th percentile	30th percentile	50th percentile	>=75th percentile	53rd percentile	40th percentile
Payout %	0%	30%	100%	200%	113%	65%

Actual Payout Factor (as a % of target)					97% (1/3 times 65% plus 2/3 times 113%)

34 2019 PROXY STATEMENT

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The number of shares of stock earned by our eligible NEOs under these awards were as follows: Mr. Novo - 20,298; Mr. Bitto - 7,286; Mr. Valente - 3,826; Mr. Shober - 2,082; and Mr. Loughlin - 3,826. Our eligible NEOs also received cash payments equal to the dividend equivalents received with respect to these shares as follows: Mr. Novo - $17,116; Mr. Bitto - $6,144; Mr. Valente - $3,227; Mr. Shober - $1,756; and Mr. Loughlin - $3,227.
Vested FY2014 Converted Air Products Restricted Stock Units
The time-vesting converted restricted stock units granted to Messrs. Bitto, Shober and Loughlin in fiscal 2014 vested in full on December 2, 2017, four years after the grant date. The number of shares of stock earned by our eligible NEOs under these awards were as follows: Mr. Bitto - 4,852; Mr. Shober - 1,262; and Mr. Loughlin - 2,324. Our eligible NEOs also received cash payments equal to the dividend equivalents received with respect to these shares as follows: Mr. Bitto - $8,165; Mr. Shober - $2,123; and Mr. Loughlin - $3,910.
Vested FY2015 Converted Air Products Restricted Stock Units
The time-vesting converted restricted stock units granted to Messrs. Bitto, Shober and Loughlin in fiscal 2015 vested in full on December 1, 2018, four years after the grant date. The number of shares of stock earned by our eligible NEOs under these awards were as follows: Mr. Bitto - 3,026; Mr. Shober - 954; and Mr. Loughlin - 1,747. Our eligible NEOs also received cash payments equal to the dividend equivalents received with respect to these shares as follows: Mr. Bitto - $4,247; Mr. Shober - $1,339; and Mr. Loughlin - $2,452.
Fiscal 2017 Founders RSUs
Founders Grant of Restricted Stock Units (“Founders RSUs”). The Founders RSUs were a one-time award of time-vesting restricted stock units granted at the time of our separation from Air Products and were designed to support alignment with stockholders, to retain key executives in a period of our transition to a new public company and to recognize the contributions of our NEOs to the successful spin-off transaction. One-third of the Founders RSUs vested on October 1, 2018, one-third vest on October 1, 2019 and one-third vest on October 1, 2020, subject to continued employment. Vesting is subject to exceptions in the event of specified termination events, retirement or upon a change in control of the Company (see “—Potential Payments Upon Termination or Change in Control—Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control” on pages 50 and 51). These awards include a clawback provision whereby participant awards may be reduced or recouped in certain situations. See “—Employee Benefit Plans and Other Compensation Practices and Policies—Clawback Policy” on page 37.
Fiscal 2019 Long-Term Incentive Awards
For fiscal 2019, the Compensation Committee implemented a long-term incentive program with awards consisting of 60% performance-based restricted stock units and 40% time-vesting restricted stock units with the following approximate aggregate values for our NEOs who are currently executive officers: Mr. Novo—$2,700,000; Mr. Bitto—$1,000,000; Mr. Valente—$600,000; and Mr. Shober—$600,000. These awards were composed of the following number of PSUs and RSUs:

•
Performance-Based Restricted Stock Units (“PSUs”): Our NEOs who are currently executive officers were granted the following number of PSUs, assuming a target level of performance achievement: Mr. Novo—35,034 PSUs; Mr. Bitto—12,975 PSUs; Mr. Valente—7,785 PSUs; and Mr. Shober—7,785 PSUs.

•
Restricted Stock Units (“RSUs”): Our NEOs who are currently executive officers were granted the following number of RSUs: Mr. Novo—32,073 RSUs; Mr. Bitto—11,878 RSUs; Mr. Valente—7,127 RSUs; and Mr. Shober—7,127 RSUs. In addition, in recognition for their efforts in successfully completing our enterprise resource planning system implementation and the administrative separation from Air Products, Mr. Bitto was granted a one-time award of 4,454 RSUs and Mr. Valente was granted a one-time award of 2,969 RSUs.

The structure and terms of the fiscal 2019 PSU awards is the same as the fiscal 2018 annual awards described under “Fiscal 2018 Annual Awards,” except that the performance measurement period for the fiscal 2019 PSU awards is from October 1, 2018 through September 30, 2021.
For fiscal 2019, the Compensation Committee decided to award RSUs in lieu of MSUs. The Compensation Committee, with the advice of FW Cook, determined that awarding RSUs was more consistent with the practices of the Versum Materials Peer Group, while still supporting alignment with stockholders and the retention of executive officers. Upon vesting, each RSU represents the right to receive one share of our common stock, which aligns the interests of management with the interests of stockholders in stock price appreciation and value creation. Dividend equivalents accrue in an amount equal to the aggregate cash dividends paid with respect to our common stock divided by the closing price of our common stock on the NYSE on each dividend record date and are delivered if and when the underlying awards vest.

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EXECUTIVE COMPENSATION

Subject to the terms of the Restricted Stock Unit Award Agreement, including the executive’s continued employment through the vesting date and continued compliance with our code of conduct, the RSUs will vest on September 30, 2021. Vesting of RSUs is subject to certain exceptions in the event of specified termination events, retirement or upon a change in control of the Company (see “—Potential Payments Upon Termination or Change in Control—Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control” on pages 50 and 51). These awards include a clawback provision whereby participant awards may be reduced or recouped in certain situations. See “—Employee Benefit Plans and Other Compensation Practices and Policies—Clawback Policy” on page 37.
Granting Practices
The Compensation Committee generally determines annual executive officer long-term incentive awards each year at a meeting of the Compensation Committee in the first calendar quarter of such fiscal year. In addition to annual awards, other grants may be awarded at other times:

•	to attract new hires, to recognize employees for special achievements or for retention purposes;

•	to new employees as a result of the acquisition of another company; or

•	as may be desirable and prudent in other special circumstances.
The Compensation Committee generally approves equity grants based on estimated fair market values, therefore the actual market value of such awards may vary nominally from the approved amounts. The exercise price of any option grant will not be less than the closing market price of our common stock on the date of grant. If at the time of any planned equity grant any member of the Compensation Committee is aware of any material nonpublic information concerning Versum Materials, the Compensation Committee will generally delay the planned grant until such time as the material non-public information has been fully disseminated in the market. We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law.
Employee Benefit Plans and Other Compensation Practices and Policies
Retirement Benefits. The Company maintains a tax-qualified 401(k) plan (the “Versum Materials Retirement Savings Plan”) under which the Company matches 66 2/3% for each 1% contributed up to 6% of an employee’s contributions, for a maximum employer match of 4%. The Company may also make a discretionary profit sharing contribution to the Versum Materials Retirement Savings Plan which can range from 0-5%. The Company made a 3% profit sharing contribution for fiscal 2018 and will make at least a 2% profit sharing contribution for fiscal 2019. In addition to the Company match and the discretionary profit sharing, the Company makes a contribution of 4% of each employees’ base pay into the Versum Materials Retirement Savings Plan. The Compensation Committee adopted the Versum Materials Deferred Compensation Plan (“Versum DCP”) which became effective on January 1, 2017. The Versum DCP provides the executive officers and certain other highly compensated employees with the opportunity to defer, annually, the receipt of a portion of their annual base salary and bonus as a future supplemental retirement benefit in addition to that provided under the Versum Materials Retirement Savings Plan. The Company makes a contribution of 4% of each participant’s annual bonus into the Versum DCP. Any Company match and other contributions to the Versum Materials Retirement Savings Plan that are tax limited under applicable law are instead contributed by the Company to the Versum DCP on behalf of participants. For additional information about the Versum DCP, see the description on page 47.
Welfare Benefits. Our executive officers, including our NEOs, are eligible for specified benefits, such as group health, dental and disability insurance and basic life insurance premiums. These benefits are intended to provide competitive and adequate protection in case of sickness, disability or death, and our NEOs participate in these plans on the same basis as all other employees. All participating employees, including our NEOs, pay a portion of the cost of these welfare benefits.
Executive Personal Benefits. The Compensation Committee believes that executive personal benefits should be limited. Our executive officers, including our NEOs, are eligible to participate in an executive physical examination program that offers an annual comprehensive physical examination at a nominal cost to Versum Materials.
Severance, Retirement and Change in Control Arrangements. Severance and change in control arrangements are provided to support major corporate and management transitions. The Compensation Committee believes these arrangements benefit Versum Materials and its stockholders. Our severance and change in control arrangements with our NEOs are set forth in each NEOs’ employment agreement, as described starting on page 48. See “—Potential Payments Upon Termination or Change in Control” for a summary of the arrangements in our incentive plans and the other benefits applicable to our executive officers.
Executive Officer Stock Ownership. We have adopted a stock ownership policy for our executive officers, including our NEOs. The ownership guidelines are six times annual base salary for Mr. Novo, three times annual base salary for Messrs. Bitto, Valente, Shober and for our other senior vice presidents, and one times annual base salary for our vice presidents. Until the guidelines are met, each

36 2019 PROXY STATEMENT

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executive officer is required to retain a percentage of net profit shares (i.e., shares retained after satisfying tax obligations and exercise price, if any) from each equity award on exercise, vesting or payment. Our Chief Executive Officer is expected to retain 75% of such net profit shares and our other executive officers are expected to retain 50% of such net profit shares. If the ownership level drops below the ownership guideline after the ownership guideline is initially met, the retention requirement applies until the executive officer is back in compliance. Our executive officers may count towards these requirements the value of shares owned (including shares owned jointly with, or separately by, the executive officer’s spouse), shares held in trust for the benefit of the executive officer or the executive officer’s family members; and shares or share equivalents held in qualified or nonqualified savings, profit-sharing, or deferred compensation accounts if fully vested. Stock options, unvested restricted stock, unvested restricted stock units, and unearned performance-based shares and units are not counted for purposes of the ownership requirement.
Hedging and Pledging Policy. Our executive officers and directors may not purchase or sell options, warrants, puts, calls or engage in similar transactions with respect to our stock, or sell our stock short. It is also our policy that shares of our stock owned by executive officers or directors may not be held in a margin account or pledged as collateral on a loan. In addition, our executive officers and directors may not engage in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
Clawback Policy. We have adopted an incentive compensation clawback policy. Consistent with the Company’s core values, the Compensation Committee determined that it may be appropriate to recoup or “claw back” certain annual and long-term incentive compensation in specified situations. The Company may recoup paid incentive compensation if an executive officer or other employee’s conduct leads to a restatement of the Company’s financial results. The Compensation Committee may, in its discretion, seek to recoup the difference between the incentive compensation paid and the lower amount that would have been paid based upon accurate information or restated financial results. The policy also provides that the Company may recoup a reasonable amount of incentive compensation for activity detrimental to the Company resulting from a material breach of employment arrangements or violations of our code of conduct. The Compensation Committee has flexibility to update the policy to be consistent with any subsequent SEC rules on this topic. In addition, the Company generally includes a clawback right in its employment agreements, equity award agreements and incentive plans.
Employment Agreements
Effective October 1, 2016, we entered into an employment agreement with each of our NEOs. Other than the amounts of annual base salary and target annual bonus award provided in each agreement and as indicated in the descriptions below, each of the employment agreements are substantially the same. For a description of termination and change in control provisions in the employment agreements, see “—Potential Payments Upon Termination or Change in Control” starting on page 48. The employment agreements contain customary restrictive covenants relating to confidentiality, non-competition, non-disparagement, non-solicitation and intellectual property, and provide for the following compensation arrangements:

•	annual base salary, which shall be reviewed at least annually by the Board or the Compensation Committee;

•	target annual bonus as a percentage of base salary, with payout based on attaining Board-established performance goals;

•	eligibility for participation in the Company’s long-term and short-term incentive plans;

•	participation in the Company’s employee benefit plans; and

•	vacation subject to Company policy.
IRC Section 162(m)
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain specified executive officers. For taxable years beginning before January 1, 2018:

•
these executive officers consisted of a public company’s chief executive officer and each of the three other most highly compensated executive officers (other than the chief financial officer) whose compensation is required to be disclosed to stockholders under the Exchange Act; and

•	qualifying “performance-based compensation” was not subject to this deduction limit if specified requirements were met.
On December 22, 2017, President Trump signed into law the “Tax Cuts and Jobs Act” (“TCJA”) that significantly reformed the Code. Among other things, the TCJA eliminated the performance-based compensation exception formerly available under Section 162(m) of the Code, effective for fiscal years beginning after December 31, 2017, and expanded the scope of covered employees, such that the remuneration of a public company’s chief financial officer is also subject to the deduction limit. As a result, compensation paid to our covered employees in excess of $1 million will not be deductible except to the extent it may be grandfathered under the TCJA or qualifies for other transition relief.

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EXECUTIVE COMPENSATION

Prior to the TCJA, our compensation plans were structured so that performance-based compensation paid under the plans was generally intended to be tax deductible. The TCJA provides a transition rule with respect to certain remuneration which is provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not materially modified after that date. The Company also remains subject to a transition rule applicable to newly public companies. To the extent applicable, the Company will seek to avail itself of these transition rules. Because of uncertainties as to the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder (as amended by the TCJA), including the uncertain scope of the transition relief under the TCJA, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) of the Code will in fact meet those requirements. While our Compensation Committee is mindful of the benefit of compensation deductibility in its compensation decisions, our Compensation Committee believes that we should not be constrained by such considerations where they would impair our flexibility in compensating our executive officers in a manner that can best promote our corporate objectives and attract and retain executive talent.

38 2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

▪	Treatment of Long-Term Incentive Awards Outstanding at the Time of Separation
Prior to our separation from Air Products on October 1, 2016, when Versum Materials became an independent, publicly traded company, our NEOs were compensated by Air Products. Long-term incentive awards granted to employees under Air Products’ Long-Term Incentive Plan that were outstanding on October 1, 2016, other than restricted stock, were adjusted using the following principles:

•	Awards were adjusted to maintain the economic value of those awards before and after the separation from Air Products; and

•	Other than certain performance shares, treatment of which is described below, the terms of equity awards, such as the vesting schedule and dividend equivalent rights, generally continued unchanged.
The following table provides additional information regarding conversion of each type of Air Products equity award:

Award Type	Conversion Methodology
Stock Options	Air Products stock options were converted into options to purchase Versum Materials common stock, with the number and exercise price adjusted to maintain economic value.
Restricted Stock Units	Air Products restricted stock units were converted into Versum Materials restricted stock units, with the number adjusted to maintain economic value.
Performance Shares	Air Products performance shares were converted into Versum Materials performance shares, with the number adjusted to maintain economic value.
With respect to historical equity awards granted to our NEOs and reflected in the compensation tables that follow:

•
Converted Air Products Stock Options. Air Products stock options granted to Versum Materials NEOs were converted into options to purchase Versum Materials stock, with the number and exercise price adjusted to maintain economic value. These stock options vested in three consecutive, equal annual installments on the first, second, and third anniversary of the grant dates. Dividends do not accrue with respect to stock options.

•
Converted Air Products Restricted Stock Units. Air Products restricted stock units granted to certain Versum Materials NEOs in fiscal years 2014, 2015 and 2016 were converted into Versum Materials restricted stock units, with the number adjusted to maintain economic value. The converted restricted stock units generally vest in full four years after the grant date. Each restricted stock unit entitles the holder to one share of stock and accrued dividends upon vesting. Accrued dividends are paid in cash on or about the vesting date in an amount equal to the dividends that accrued from the grant date of the restricted stock units to the vesting date. Vesting of converted Air Products restricted stock units is subject to certain exceptions in the event of specified termination events, retirement or upon a change in control of the Company (see “—Potential Payments Upon Termination or Change in Control—Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control” on pages 50 and 51).

•
Converted Air Products Performance Shares. Air Products performance shares granted in fiscal years 2015 and 2016 to Versum Materials NEOs were converted into Versum Materials performance shares with generally the same terms as the Air Products performance shares in an amount adjusted to maintain their economic value. For additional information on the terms of these converted awards, see “- Versum Materials Fiscal 2018 Compensation Components - Long-Term Incentives - Converted Performance Shares.” Each converted performance share entitled the holder to one share of Versum Materials stock and accrued dividend equivalents upon satisfaction of performance conditions. Dividend equivalents were paid in cash on or about the vesting date in an amount equal to the dividends that accrued from the grant date of a performance share to the vesting date.

In connection with the October 2016 conversion of the Air Products stock options and performance shares into Versum Materials stock options and performance shares, we recognized incremental fair value in accordance with FASB ASC Topic 718 for each of Messrs. Novo, Bitto, Valente, Shober and Loughlin in the aggregate amounts of $50,890, $41,849, $7,190, $12,394 and $23,468, respectively, in fiscal 2017. These amounts are included in the “2018 Summary Compensation Table” as compensation earned in fiscal 2017.

2019 PROXY STATEMENT 39

EXECUTIVE COMPENSATION

▪	Executive Compensation Tables
2018 Summary Compensation Table
The following table presents summary information regarding the total compensation awarded to, earned by, or paid in the fiscal years indicated to each of our NEOs. Long-term equity-based incentive awards granted prior to our separation from Air Products on October 1, 2016, and reflected in the Executive Compensation Tables were adjusted in connection with the separation. See “—Treatment of Outstanding Equity Awards at the Time of Separation” on page 39 for more information on the adjustments made.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(5) ($)	Total ($)
G. Novo
President and Chief Executive Officer	2018	761,538	—	2,548,039	—	1,326,571	—	173,812	4,809,960
	2017	725,000	—	5,696,920	—	1,247,000	—	483,526	8,152,446
	2016	465,000	—	830,642	—	790,600	5,174	66,772	2,158,188
G.G. Bitto
Executive Vice President and Chief Financial Officer	2018	500,000	—	1,021,501	—	739,500	—	94,300	2,355,301
	2017	500,000	—	1,883,249	23,576	645,000	—	107,844	3,159,669
	2016	359,612	—	298,133	—	248,200	811,637	11,512	1,729,094
M.W. Valente
Senior Vice President, General Counsel and Secretary	2018	400,000	—	612,035	—	522,000	—	73,416	1,607,451
	2017	400,000	—	1,645,163	—	516,000	—	251,359	2,812,522
	2016	300,000	300,000(6)	156,613	—	165,600	215	24,605	947,033
E.C. Shober
Senior Vice President, Materials	2018	350,000	—	612,035	—	456,750	—	591,838	2,010,623
	2017	323,077	—	599,790	6,837	331,772	—	421,928	1,683,404
	2016	245,262	—	85,240	—	160,100	402,744	7,851	901,197
P.F. Loughlin(7)
Former Senior Vice President, Operations and Supply Chain	2018	300,000	—	408,008	—	261,000	—	43,629	1,012,637
	2017	300,000	—	610,864	13,264	258,000	—	93,176	1,275,304
	2016	272,835	—	156,613	—	169,500	482,918	8,739	1,090,605

(1)
Amounts in this column reflect the base salary earned during the fiscal year, whether paid or deferred under the Company’s employee benefit plans. Amounts deferred are also reflected as “Executive Contributions” in the “Nonqualified Deferred Compensation” table.

(2)
For fiscal 2018, this column includes the aggregate grant date fair values of equity-based awards granted to our NEOs, calculated in accordance with FASB ASC Topic 718. Awards granted in fiscal 2018 include the annual grant of PSUs and MSUs. Generally, the expense for these awards is recognized over the vesting or performance period, unless the recipient is eligible for retirement and the award vests upon retirement, in which case the expense may be recognized entirely in the year of grant. The calculation of these amounts disregards any estimate of forfeitures related to time-based conditions. The valuation models and assumptions applicable to the grant date fair value of PSUs and MSUs are set forth in Note 16 (“Share-Based Compensation”) to our audited financial statements included in our 2018 10-K. As the PSUs and MSUs are subject to market conditions as defined under FASB ASC Topic 718 and are not subject to performance conditions as defined under FASB ASC Topic 718, they have no maximum grant date fair values that differ from the grant date fair values presented in the table.

For fiscal 2017, as described above under “Treatment of Long-Term Incentive Awards Outstanding at the Time of the Separation,” performance shares granted by Air Products and that remained outstanding at the time of our separation from Air Products were adjusted to maintain the economic value of those awards and converted into performance shares that vest and settle in shares of Versum Materials stock. In connection with this conversion, we recognized incremental fair value in

40 2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

accordance with FASB ASC Topic 718 for each of Messrs. Novo, Bitto, Valente, Shober and Loughlin in the amounts of $50,890, $18,273, $7,190, $5,557 and $10,204, respectively.

(3)
For fiscal 2017, as described above under “Treatment of Long-Term Incentive Awards Outstanding at the Time of the Separation,” stock options granted by Air Products and that remained outstanding at the time of our separation from Air Products were adjusted to maintain the economic value of those awards and converted into converted stock options that vest and are exercisable for shares of Versum Materials stock. In connection with this conversion, we recognized incremental fair value in accordance with FASB ASC Topic 718 for each of Messrs. Bitto, Shober and Loughlin in the amounts of $23,576, $6,837 and $13,264, respectively.

(4)
For fiscal 2018, amounts in this column reflect annual bonus awards earned under the Company’s fiscal 2018 annual cash incentive plan, the terms of which are summarized under “Executive Compensation—Compensation Discussion and Analysis—Fiscal 2018 Compensation Components—Short-Term Incentives and —Fiscal 2018 Short-Term Incentive Opportunity” on page 31. At their election, participants in the VSM DCP may defer annual bonus awards. Amounts deferred are also reflected as “Executive Contributions” in the “Nonqualified Deferred Compensation” table.

(5)	The table below identifies the amounts shown for fiscal 2018 in the “All Other Compensation” column.

Named Executive Officer	Company Contributions Under Defined Contribution Plans ($)	Group Term Life Insurance Premiums ($)	Reimbursements for Taxes(i) ($)	International Assignment Benefits(i) ($)	Dividend Equivalents(ii) ($)	Total ($)
G. Novo	122,069	1,692	—	—	50,051	173,812
G.G. Bitto	76,285	1,692	—	—	16,323	94,300
M.W. Valente	57,277	1,354	—	—	14,785	73,416
E.C. Shober	61,842	1,184	288,743	234,987	5,082	591,838
P.F. Loughlin	37,532	1,015	—	—	5,082	43,629

(i)
Includes benefits paid to Mr. Shober pursuant to our international mobility program for global assignments, to minimize the financial impact to him associated with his temporary assignment to Taiwan and to equalize his standard of living to the U.S. This program is generally available to all regular Versum Materials employees other than union employees, including our NEOs. The amounts paid to Mr. Shober consisted of $79,439 for automobile expenses, $61,898 for utilities and housing, $13,393 for return trips home, $17,500 for location premium, $2,745 for miscellaneous expenditures, a $3,030 credit for a car contribution deduction, and a cost of living adjustment equal to $63,042 representing the difference between the cost of living in Taiwan and in the U.S. The $288,743 reimbursement for taxes is a tax equalization benefit associated with the expenses related to his international assignment, which reflects the higher taxes due in Taiwan compared to the amount of U.S. taxes he would have paid if he were not on an international assignment.

(ii)
Represents the aggregate dollar value of dividend equivalents accrued or credited during fiscal 2018 on equity-based awards granted prior to March 22, 2017 (the date the Company declared its first cash dividend), where dividends were not factored into the grant date fair value required to be reported for such awards. Such dollar amounts include dividend equivalents that will settle in the form of additional shares of Company stock (as to equity-based awards granted by the Company) and dividend equivalents that will be paid in cash (as to the converted Air Products equity-based awards), in each case, on the applicable vesting date.

(6)	Mr. Valente received a service-based retention bonus on June 1, 2016, the first anniversary of his employment with Air Products.

(7)	Mr. Loughlin served as the Company’s Senior Vice President, Operations and Supply Chain, through October 31, 2018.

2019 PROXY STATEMENT 41

EXECUTIVE COMPENSATION

2018 Grants of Plan-Based Awards
The following table sets forth information concerning grants of plan-based awards to each of our NEOs during the fiscal year ended September 30, 2018. The material terms of our short- and long-term incentive compensation awards are described in “Compensation Discussion and Analysis—Fiscal 2018 Compensation Components” beginning on page 30.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#/sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
G. Novo	Short Term Incentive Plan		381,199	762,397	1,524,794					—
	PSUs	11/21/2017				15,725	31,449	62,898		$1,585,311
	MSUs	11/21/2017				10,483	20,966	31,449		$962,728
G.G. Bitto	Short Term Incentive Plan		212,500	425,000	850,000					—
	PSUs	11/21/2017				6,304	12,608	25,216		$635,556
	MSUs	11/21/2017				4,203	8,405	12,608		$385,945
M.W. Valente	Short Term Incentive Plan		150,000	300,000	600,000					—
	PSUs	11/21/2017				3,777	7,554	15,108		$380,789
	MSUs	11/21/2017				2,518	5,036	7,554		$231,246
E.C. Shober	Short Term Incentive Plan		131,250	262,500	525,000					—
	PSUs	11/21/2017				3,777	7,554	15,108		$380,789
	MSUs	11/21/2017				2,518	5,036	7,554		$231,246
P.F. Loughlin	Short Term Incentive Plan		75,000	150,000	300,000					—
	PSUs	11/21/2017				2,518	5,036	10,072		$253,859
	MSUs	11/21/2017				1,679	3,357	5,036		$154,149

(1)
Represents the bonus opportunity under the Company’s fiscal 2018 annual cash incentive plan, the terms of which are summarized under “Executive Compensation—Compensation Discussion and Analysis—Fiscal 2018 Compensation Components—Short-Term Incentives and —Fiscal 2018 Short-Term Incentive Opportunity” on page 31. For the actual amounts to be paid to each NEO, see the “Non-Equity Incentive Plan Compensation” column of the “2018 Summary Compensation Table” above and the applicable footnote.

(2)
Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 16 (“Stock-Based Compensation”) of the consolidated financial statements included in our 2018 10-K.

42 2019 PROXY STATEMENT

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Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of September 30, 2018. The number of awards included in this table reflects the adjustments made in connection with our separation from Air Products on October 1, 2016 for those equity awards granted to our NEOs before the separation.

	Option Awards					Stock Awards
	Option Grant Date	Number of Shares Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested(1)	Market Value of Shares or Units of Stock Held That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(2)
Officer		Exercisable	Unexercisable			(#)	($)	(#)	($)
G. Novo
options	09/12/2013	46,942	—	18.53	09/12/2023
options	12/02/2013	72,275	—	18.87	12/02/2023
options	12/01/2014	28,055	—	25.25	12/01/2024
converted awards(4)						20,298	730,931
Founders RSUs(5)						147,676	5,317,813
PSUs/MSUs(6)								197,849	7,124,542
G.G. Bitto
options	12/02/2013	35,275	—	18.87	12/02/2023
options	12/01/2014	10,068	—	25.25	12/01/2024
converted awards(4)						15,318	551,601
Founders RSUs(5)						48,155	1,734,062
PSUs/MSUs(6)								68,472	2,465,677
M.W. Valente
options	06/01/2015	3,225	—	25.84	06/01/2025
converted awards(4)						7,423	267,302
Founders RSUs(5)						48,155	1,734,062
PSUs/MSUs(6)								47,379	1,706,118
E.C. Shober
options	12/02/2013	5,725	—	18.87	12/02/2023
options	12/01/2014	3,162	—	25.25	12/01/2024
converted awards(4)						4,469	160,929
Founders RSUs(5)						12,841	462,404
PSUs/MSUs(6)								31,259	1,125,637
P.F. Loughlin
options	12/01/2010	20,880	—	15.14	12/01/2020
options	12/01/2011	22,740	—	14.48	12/01/2021
options	12/03/2012	26,622	—	14.30	12/03/2022
options	12/02/2013	16,867	—	18.87	12/02/2023
options	12/01/2014	5,810	—	25.25	12/01/2024
converted awards(4)						8,205	295,462
Founders RSUs(5)						12,841	462,404
PSUs/MSUs(6)								27,043	973,818

(1)
This column includes equity-based awards that, as of the fiscal year end, remained subject to time-vesting conditions. All of these restricted stock units are subject to special vesting treatment upon specified termination events, retirement or upon a change in control of the Company. See “—Potential Payments Upon Termination or Change in Control—Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control” starting on page 50. For additional vesting terms, see footnotes 4(i), 4(ii), 4(iii), 5 and 6 below.

2019 PROXY STATEMENT 43

EXECUTIVE COMPENSATION

(2)	These amounts are determined using the closing price of our common stock on the NYSE on September 28, 2018 of $36.01, the last trading day of fiscal 2018.

(3)
This column includes equity-based awards that, as of the fiscal year end, remained subject to performance-vesting conditions. These awards were granted in fiscal 2017 and fiscal 2018 and are conditioned upon performance achievement following a three-year performance period that ends, as to the awards granted in fiscal 2017, on September 30, 2019, and as to the awards granted in fiscal 2018, on September 30, 2020, in each case, subject to the executive’s continued employment through the date after the performance period on which the Compensation Committee certifies performance achieved. The number of fiscal 2017 PSUs and MSUs reported reflects the number of shares deliverable assuming maximum performance, because actual performance during the performance periods was between target and maximum. The number of fiscal 2018 PSUs and MSUs reported reflects the target number of shares deliverable, because actual performance during the performance periods was below target. The amount reported also includes dividend equivalents that accrued with respect to the PSUs and MSUs. The actual number of shares that will be delivered with respect to such awards is not yet determinable. All of these performance-vesting equity awards are subject to special vesting treatment upon specified termination events, retirement or upon a change in control of the Company. See “—Potential Payments Upon Termination or Change in Control—Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control” starting on page 50.

(4)	Converted awards include the following:

(i)
Converted performance shares granted in fiscal 2016 that, as of the fiscal year end, remained subject to the executive’s continued employment through the date after the performance period ending on September 30, 2018, on which the Compensation Committee certifies performance achieved. The number of shares included in the table above and reported below is based on actual performance at the end of the performance period which was 97% of target. As these awards remained subject to time-vesting conditions at fiscal year end, they are reported in the column “Number of Shares or Units of Stock Held That Have Not Vested” in the table above. Converted awards do not accrue dividend equivalents, but instead accrue cash dividends to be delivered only upon vesting of the underlying shares.

Named Executive Officer	Number of Shares
G. Novo	20,298
G.G. Bitto	7,286
M.W. Valente	3,826
E.C. Shober	2,082
P. F. Loughlin	3,826

(ii)
A special recruiting grant of 965 converted restricted stock units granted to Mr. Valente on June 1, 2015. These units are forfeited upon termination of employment other than due to death or disability prior to vesting. Mr. Valente’s restricted stock units are scheduled to vest in full on June 1, 2019. As these awards remained subject to time-vesting conditions at fiscal year end, they are reported in the column “Number of Shares or Units of Stock Held that Have Not Vested” in the table above. Converted awards do not accrue dividend equivalents, but instead accrue cash dividends to be delivered only upon vesting of the underlying shares.

(iii)
Time-vesting converted restricted stock units granted to Messrs. Bitto, Valente, Shober and Loughlin that vest in full four years after the grant date. As these awards remained subject to time-vesting conditions at fiscal year end, they are reported in the column “Number of Shares or Units of Stock Held that Have Not Vested” in the table above. Converted awards do not accrue dividend equivalents, but instead accrue cash dividends to be delivered only upon vesting of the underlying shares.

		Number of Units
Date of Grant	Vesting Date	Bitto	Valente	Shober	Loughlin
December 2, 2014	December 1, 2018	3,026	—	954	1,747
December 1, 2015	December 1, 2019	5,006	2,632	1,433	2,632

(5)
Includes the one-time Founders RSU award granted to our NEOs in connection with our separation from Air Products. Pursuant to the Founders RSU Award Agreement, one-third of the Founders RSUs vested on October 1, 2018, one-third will vest on October 1, 2019 and one-third will vest on October 1, 2020, in each case subject to the holder’s continued employment with the Company on the applicable vesting date. The amount reported includes dividend equivalents that have accrued to date with respect to the Founders Awards.

44 2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

(6)
The PSUs and MSUs granted in fiscal 2017 and 2018 vest according to the performance criteria described on pages 32 through 34. The number of fiscal 2017 PSUs and MSUs reported reflects the number of shares deliverable assuming maximum performance, because actual performance during the performance periods was between target and maximum. The number of fiscal 2018 PSUs and MSUs reported reflects the target number of shares deliverable, because actual performance during the performance periods was below target. The amount reported also includes dividend equivalents that accrued with respect to the PSUs and MSUs. The actual number of shares that will be delivered with respect to such awards is not yet determinable. The number of PSUs and MSUs and accrued dividend equivalents thereon included in the table above are as follows:

Named Executive Officer	Number of PSUs (with accrued dividend equivalents)		Number of MSUs (with accrued dividend equivalents)		Total

	Fiscal 2017	Fiscal 2018	Fiscal 2017	Fiscal 2018
G. Novo	96,798	31,592	48,398	21,061	197,849
G.G. Bitto	31,576	12,665	15,788	8,443	68,472
M.W. Valente	23,156	7,588	11,577	5,058	47,379
E.C. Shober	12,409	7,588	6,204	5,058	31,259
P. F. Loughlin	12,409	5,058	6,204	3,372	27,043

2019 PROXY STATEMENT 45

EXECUTIVE COMPENSATION

2018 Option Exercises and Stock Vested
The following table provides information regarding options exercised and stock vested during fiscal 2018 for our NEOs.

	Option Awards		Stock Awards
Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized On Vesting(2) ($)
G. Novo	—	—	36,664	1,366,834
G.G. Bitto	—	—	18,019	664,422
M.W. Valente	—	—	4,217	157,210
E.C. Shober	—	—	5,400	199,406
P. F. Loughlin	—	—	9,919	366,271

(1)
The shares in this column include restricted stock units granted to Messrs. Bitto, Loughlin and Shober in fiscal 2014 that vested in December 2017, and performance shares granted to Messrs. Novo, Bitto, Valente, Shober and Loughlin in fiscal 2015 that vested in December 2017.

(2)
This column represents the aggregate fair market value of shares vested on the applicable date(s) of vesting. The following dividend equivalents were paid in cash on the equity-based awards that vested in fiscal 2018. The cash amounts are not included in the value realized in the table above. None of the equity that vested in fiscal 2018 accrued dividend equivalents that settled in the form of additional shares of our common stock.

Named Executive Officer	Dividend Equivalents Paid ($)
G. Novo	42,305
G.G. Bitto	23,358
M.W. Valente	4,866
E.C. Shober	6,898
P. F. Loughlin	12,674

46 2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

2018 Pension Benefits

Versum Materials has not adopted a pension plan and does not provide pension benefits to the NEOs.
2018 Nonqualified Deferred Compensation
The following table provides information as of September 30, 2018 for our NEOs who participate in the Versum Materials Deferred Compensation Plan (“Versum DCP”).

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
G. Novo	76,154	99,474	-1,960	—	302,086
G.G. Bitto	672,139	52,780	24,237	—	827,517
M.W. Valente	64,120	35,080	11,647	—	162,274
E.C. Shober	91,219	39,473	10,580	—	184,952
P. F. Loughlin	147,000	15,932	11,511	—	204,716

(1)
All amounts reported in this column were voluntary deferrals by the executives of base salary or awards under the Versum DCP. These amounts are also reported in the Summary Compensation Table for fiscal 2018.

(2)
Amounts reported in this column consist of (a) Company matching contributions and Company contributions based on the NEOs’ voluntary deferral of base salary under the Versum Materials Retirement Savings Plan, in each case where the employee’s contributions are tax limited under applicable law and (b) the Company’s additional core contribution of 4% of each NEO’s respective annual bonus award earned in fiscal 2017. These amounts are also reported in the Summary Compensation Table for fiscal 2018.

(3)
Amounts in this column are not reported in the Summary Compensation Table for fiscal 2018 since they do not reflect above-market or preferential earnings. Deferrals may be allocated among investment options that generally mirror the investment options available under our qualified 401(k) plan. Of the available investment options, the one-year rate of return during fiscal 2018 ranged from -2.14% to 22.29%.

(4) Of the totals in this column, the following amounts have been reported in the "Summary Compensation Table" for this year and for previous years.

Name	2018 ($)	2017 ($)	Total ($)
G. Novo	175,628	128,418	304,046
G.G. Bitto	724,919	78,361	803,280
M.W. Valente	99,200	51,427	150,627
E.C. Shober	130,692	43,680	174,372
P. F. Loughlin	162,932	30,272	193,205
Versum Materials adopted the Versum DCP, which became effective January 1, 2017. The purpose of the Versum DCP is to provide certain management and highly compensated employees with the opportunity to defer, annually, the receipt of a portion of their cash compensation as a way of supplementing the retirement benefits provided under the Versum Materials Retirement Savings Plan. Currently, U.S. tax laws limit the amounts that may be contributed to tax-qualified savings plans and the amount of compensation that can be taken into account in computing benefits under the Versum Materials Retirement Savings Plan. The Versum DCP is intended to make up, out of general assets of the Company, an amount substantially equal to the benefits an eligible employee did not receive under the Versum Materials Retirement Savings Plan due to these limits.
Participants may elect to defer up to 50 percent of base salary on a before-tax basis (offset by amounts deferred under the Versum Materials Retirement Savings Plan). The Versum DCP provides a matching credit in the same amounts as matching contributions under the Versum Materials Retirement Savings Plan. In addition to base salary, participants may elect to defer up to 100% of STIP awards. No matching credit is provided for these elective deferrals. Accrued benefits under the Versum DCP would be paid out in a lump sum, subject to the requirements of Section 409A of the Internal Revenue Code, within 90 days of a change in control of Versum Materials. Except as otherwise provided by the Compensation Committee, participants may elect from time to time to have their Versum DCP balance invested in the same investment choices as available under the Versum Materials Retirement Savings Plan. Participants may elect to receive payments of their Versum DCP balance in a lump sum or in up to five annual installments, in either case commencing twelve months following termination from service.

2019 PROXY STATEMENT 47

EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change in Control
Termination Provisions in Employment Agreements
Termination for cause or without good reason
If the employment of a Versum Materials NEO is terminated by the Company for cause or by the executive without good reason, the executive will be entitled to receive the following:

•	accrued but unpaid base salary; and

•	earned but unpaid prior year annual bonus.
Termination prior to a change in control without cause or for good reason
If prior to a change in control, the employment of a Versum Materials NEO is terminated by the Company without cause or, in the case of each of Messrs. Novo, Bitto and Valente, by the executive with good reason, subject to signing a release of liability in favor of the Company and the other conditions of his employment agreement, the executive will be entitled to receive the following:

•	accrued but yet unpaid base salary;

•	earned but yet unpaid prior year annual bonus;

•	a lump sum pro rata portion of any annual bonus based on actual performance for the fiscal year in which the termination occurs;

•	healthcare benefits under COBRA for 12 months or, if sooner, when the executive’s COBRA eligibility ceases;

•	$20,000 for Messrs. Novo, Bitto, Valente, and $10,000 for Mr. Shober, for outplacement services;

•
payable on the anniversary of termination, cash in an amount equal to what the Company would have contributed in matching and non-elective contributions to its qualified and non-qualified plans based on the executive’s most recent deferral elections and base salary, respectively, for 12 months following such termination had the executive been employed during that period; and

•
monthly payments over 24 months, in the case of each of for Messrs. Novo, Bitto and Valente, or 12 months, in the case of Mr. Shober, equal to the sum of (x) the executive’s monthly base salary at termination (or, if higher, at the rate in effect immediately prior to the event giving rise to the Good Reason condition) and (y) 1/12th of the executive’s average annual bonus paid over the last three full fiscal years prior to the year of termination.

Termination following a change in control without cause or for good reason
If following a change in control the employment of a Versum Materials NEO is terminated by the Company without cause or, in the case of each of Messrs. Novo, Bitto and Valente, by the executive with good reason, and subject in all cases to the executive signing a release of liability in favor of the Company and the other conditions of his employment agreement, the executive will be entitled to receive the following:

•	accrued but unpaid base salary;

•	earned but unpaid prior year annual bonus;

•	a lump sum pro rata portion of any annual bonus based upon actual performance for the fiscal year in which the termination occurs;

•
a lump sum payment equal to the sum of (x) the executive’s monthly base salary at termination (or, if higher, at the rate in effect immediately prior to the event giving rise to the Good Reason condition) and (y) 1/12th of the executive’s average annual bonus paid over the last three full fiscal years prior to the year of termination, with such sum multiplied by 36 for Mr. Novo, by 24 for each of Messrs. Bitto and Valente, and by 12 for Mr. Shober;

•	healthcare benefits under COBRA for 12 months or, if sooner, until the executive’s COBRA eligibility ceases;

•	$20,000 for Messrs. Novo, Bitto and Valente, and $10,000 for Mr. Shober, for outplacement services; and

•
an amount equal to what the Company’s matching and non-elective contributions to the executive’s qualified and non-qualified plans would have been based on the executive’s most recent deferral elections and base salary, respectively, for the 12 months following such termination.

48 2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

Death or Disability
In the event the employment of a Versum Materials NEO is terminated due to death or disability, the executive will be entitled to receive:

•	accrued but yet unpaid base salary;

•	earned but yet unpaid prior year annual bonus; and

•	a lump sum pro rata portion of any annual bonus based on actual performance for the fiscal year in which the termination occurs.
Definitions
For purposes of each of the Employment Agreements, the following definitions apply.
A “change in control” means the earliest date at which:
(1) any Person (which term shall mean any individual, corporation, partnership, group, association or other “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than the Company or any employee benefit plans sponsored by the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under such Act), directly or indirectly, of securities of the Company representing 50.1% or more of the combined voting power of the Company’s outstanding Voting Securities (which term shall mean securities which under ordinary circumstances are entitled to vote for the election of directors) other than through the purchase of Voting Securities directly from the Company through a private placement;
(2) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board;
(3) a merger or consolidation involving the Company or its stock or an acquisition by the Company, directly or indirectly or through one or more subsidiaries, of another entity or its stock or assets in exchange for the stock of the Company is consummated, unless, immediately following such transaction, 50.1% or more of the then outstanding Voting Securities of the surviving or resulting corporation or entity will be (or is) then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners of the Company’s outstanding Voting Securities immediately prior to such transaction (treating, for purposes of determining whether the 50.1% continuity test is met, any ownership of the Voting Securities of the surviving or resulting corporation or entity that results from a stockholder’s ownership of the stock of, or other ownership interest in, the corporation or other entity with which the Company is merged or consolidated as not owned by persons who were beneficial owners of the Company’s outstanding Voting Securities immediately prior to the transaction); or
(4) all or substantially all of the assets of the Company are sold or transferred to a Person as to which (A) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (B) the financial results of the Company and such Person are not consolidated for financial reporting purposes.
“Cause” means:
(1) the executive’s willful and continued failure to substantially perform the executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness), after written notice from the Company requesting such substantial performance is delivered, which notice identifies in reasonable detail the manner in which the Company believes the executive has not substantially performed the executive’s duties and provides 30 days in which to cure such failure;
(2) any act of fraud, embezzlement or theft on the executive’s part against the Company or its affiliates;
(3) a conviction (or plea of nolo contendere) of a felony or any crime involving moral turpitude;
(4) a breach of a material element of our code of conduct; or
(5) any material breach of the executive’s obligations under the Employment Agreement, which, to the extent curable, has not been cured to the reasonable satisfaction of the Board within 30 days after the executive has been provided written notice of such breach.
“Good Reason” means:
(1) a material reduction in the executive’s duties or responsibilities;
(2) a material reduction in the executive’s base salary or target bonus opportunity;

2019 PROXY STATEMENT 49

EXECUTIVE COMPENSATION

(3) a material breach by the Company of the Employment Agreement; or
(4) a change of the Company’s headquarters or of the executive’s principal place of employment of more than 50 miles from Tempe, Arizona; provided, however, that such event will not constitute Good Reason unless the executive has provided the Company notice of the existence of a Good Reason condition no more than 60 days after its initial existence and the Company has failed to remedy the condition within 30 days after such notice.
Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control
Voluntary Termination or Termination for Cause
The outstanding Air Products awards converted to Versum Materials equity awards, along with the Founders RSUs and the annual award of PSUs and MSUs granted by the Company, will generally be forfeited upon a voluntary termination or upon any termination by the Company for cause, including all unvested stock options, all restricted stock units and all performance shares, whether or not earned. Exercisable stock options would continue to be exercisable for 90 days following a voluntary termination and, if not timely exercised, would be forfeited.
Involuntary Termination Without Cause
Upon involuntary termination or termination without cause of a Versum Materials NEO:

•	Exercisable stock options remain exercisable for 180 days.

•	Founders RSUs vest pro rata through termination and are delivered on the next original vesting date together with accrued dividend equivalents.

•
Converted time-vesting restricted stock units vest pro-rata and are delivered immediately together with accrued cash dividends. If the NEO is retirement eligible, the converted time-vesting restricted stock units continue to vest per their original terms (as if the employee remained an active employee) and are paid together with accrued cash dividends at the end of the four-year vesting period.

•	A pro rata portion of all performance-vesting equity awards will vest based on actual performance and be delivered on the original vesting date.
Death or Disability
Upon termination due to death or disability of a Versum Materials NEO:

•	Exercisable stock options remain exercisable for the rest of their term as if the NEO remained employed.

•	Founders RSUs immediately vest.

•	Converted time-vesting restricted stock units are paid together with accrued cash dividends immediately in the event of death, and on the original vesting date in the event of disability.

•
A pro rata portion of all performance shares and annual grant PSUs and MSUs vest based on actual performance and are delivered on the original vesting date along with accrued dividends and dividend equivalents, as applicable.

Retirement
Upon retirement (as further described below), a retirement-eligible Versum Materials NEO (i.e. having attained the age of 55 for Air Products plans and 62 for Versum Materials plans and having satisfied a combined Air Products and Versum Materials five-year service requirement) would receive the following treatment of their outstanding long-term incentive awards:

•	Exercisable stock options remain exercisable for the rest of their term as if the NEO remained employed.

•	Founders RSUs vest pro rata through termination and are delivered on the next original vesting date together with accrued dividend equivalents.

•
Converted time-vesting restricted stock units continue to vest per their original terms (as if the employee remained an active employee) and are paid together with accrued cash dividends at the end of the four-year vesting period.

50 2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

•
All performance-vesting equity awards and dividend equivalents thereon would be delivered on the original vesting schedule. A pro-rata portion of performance shares for the portion of the performance period that the individual was employed based on actual performance and associated dividend equivalents would be paid in accordance with the original schedule and at the original payout level if performance thresholds are met.

Definitions
For purposes of each of the long-term incentive awards, the following definitions apply.
“Cause” has the meaning set forth in the employment agreement described above.
“Disability” means
(1) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or
(2) the receipt of income replacement benefits for a period of not less than three months under an accident and health plan of the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. An Employee shall be deemed to have suffered a Disability if determined to be totally disabled by the Social Security Administration.
“Good Reason” has the meaning set forth in the employment agreement described above.
Change in Control
Converted Awards
For awards granted on or after October 1, 2014, the awards provide for “double trigger” vesting upon a change in control of Versum Materials instead of automatic vesting on an accelerated basis upon a change in control (i.e. “single trigger vesting”). These awards will not automatically vest on an accelerated basis as a result of a change in control if they are replaced by the surviving entity. For the double trigger provisions to apply, the replacement awards must be issued by a publicly listed company and preserve the value of, and be on terms as favorable as the existing award; performance conditioned awards must be replaced by time-based vesting awards; and the replacement awards must provide that if the participant is terminated without Cause or voluntarily terminates for Good Reason within 24 months following the change in control, the award will vest immediately upon termination. The awards also provide that, pursuant to an agreement associated with a change in control or in the discretion of the Versum Materials board of directors or an appropriate committee thereof, awards may be settled for cash at the change in control price.
Awards Granted by the Company—Annual Awards and Founders Awards
Versum Materials’ equity awards provide for “double trigger” vesting upon a change in control of Versum Materials instead of automatic vesting on an accelerated basis upon a change in control. Upon the occurrence of a change in control of the Company prior to the end of the performance period, unless otherwise determined by the Compensation Committee, each of the respective award units converts into the right to receive a cash payment equal to the sum of (a) the product of the number of award units that would vest based on performance through the end of a shortened performance period ending on the date of the change in control of the Company and the price per share paid in such change in control and (b) interest through the end of the original Performance Period, with such payments to be made no later than 10 business days following the end of the original performance period; provided that the executive remains employed with the Company or any successor through the end of the original performance period. Notwithstanding the foregoing, if the executive’s employment is terminated without cause by the Company or a resignation by the executive for good reason, in each case, during the 24-month period following such change in control but prior to the end of the original performance period, the cash payment will be paid within 10 days of such termination.
Other Benefits
Upon retirement (i.e. having attained the age of 62 and satisfied a combined Air Products and Versum Materials five-year service requirement), a Versum Materials employee, including our NEOs, would be entitled to unpaid base salary and accrued vacation, and to their vested benefits in the Versum Materials Retirement Savings Plan described under “—Compensation Program for Executive Officers—Employee Benefit Plans and Other Compensation Practices and Policies—Retirement Benefits” on page 36. Our executive officers would be entitled to their vested benefits in the Versum DCP described on page 47.

2019 PROXY STATEMENT 51

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control
The following table describes the potential payments and benefits that would have been payable to our NEOs assuming a termination of employment and/or a change in control occurred, in each case, on September 30, 2018.
Because the disclosures in the table assume the occurrence of a termination or change in control as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amount to be paid to each of our NEOs upon a termination or change in control may vary significantly from the amounts included herein. Factors that could affect these amounts include the timing during the year of any such event, the continued availability of benefit policies at similar prices and the type of termination event that occurs. Distributions of any plan balances that would be made upon retirement, if applicable, are set forth under “2018 Nonqualified Deferred Compensation” on page 47 and are not reflected in the following table.
+

				Air Products Long-Term Incentive Plan		Versum Materials Long-Term Incentive Plan
Named Executive Officer	Severance Benefit ($)	Pro-rata Bonus ($)	Benefits(1) ($)	Restricted Stock Units (2) ($)	Performance Shares(3) ($)	Founders RSUs(4) ($)	PSUs and MSUs(4) ($)
G. Novo
Termination Without Cause Prior to a Change in Control	4,050,667	1,326,571	217,151	—	—	—	—
Termination For Good Reason Prior to a Change in Control	4,050,667	1,326,571	217,151	—	—	—	—
Termination Without Cause Following a Change in Control	6,076,000	1,326,571	217,151	—	746,548	3,545,157	4,783,959
Termination For Good Reason Following a Change in Control	6,076,000	1,326,571	217,151	—	746,548	3,545,157	4,783,959
Termination Upon Death or Disability(5)	—	1,326,571	—	—	—	3,545,157	—
G.G. Bitto
Termination Without Cause Prior to a Change in Control	2,371,333	739,500	145,858	—	—	—	—
Termination For Good Reason Prior to a Change in Control	2,371,333	739,500	145,858	—	—	—	—
Termination Without Cause Following a Change in Control	2,371,333	739,500	145,858	297,031	267,930	1,156,040	1,702,206
Termination For Good Reason Following a Change in Control	2,371,333	739,500	145,858	297,031	267,930	1,156,040	1,702,206
Termination Upon Death or Disability(5)	—	739,500	—	297,031	—	1,156,040
Retirement	—	739,500	—	—	—	—	—
M.W. Valente
Termination Without Cause Prior to a Change in Control	1,892,000	522,000	131,127	102,420	—	—	—
Termination For Good Reason Prior to a Change in Control	1,892,000	522,000	131,127	—	—	—	—
Termination Without Cause Following a Change in Control	1,892,000	522,000	131,127	102,420	139,876	1,156,040	1,146,261
Termination For Good Reason Following a Change in Control	1,892,000	522,000	131,127	102,420	139,876	1,156,040	1,146,261
Termination Upon Death or Disability(5)	—	522,000	—	102,420	—	1,156,040	—
E.C. Shober
Termination Without Cause Prior to a Change in Control	827,750	456,750	104,204	—	—	—	—
Termination Without Cause Following a Change in Control	827,750	456,750	104,204	88,304	76,577	308,282	825,662
Termination Upon Death or Disability(5)	—	456,750	—	88,304	—	308,282	—
Retirement	—	456,750	—	—	—	—	—

52 2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

(1)
Includes the cost of COBRA payments for the Company’s medical and dental plans based on rates in effect in fiscal 2018 and the value of outplacement benefits pursuant to each NEO’s Employment Agreement and an amount equal to what the Company’s matching and non-elective contributions to the executive’s qualified and non-qualified plans would have been based on the executive’s most recent deferral elections and base salary, respectively, for the 12 months following such termination. In the event of death of an NEO, in addition to amounts reported in the table above, each NEO will receive benefits from third-party payors under our employer-paid premium life insurance plans. All of our executives are eligible for two times their regular annual eligible wages, up to a maximum of $1 million, at death. If such benefits were triggered for the NEOs on September 30, 2018, under our life insurance plans the legally designated beneficiary(ies) of each NEO would have received the following amounts: Mr. Novo ($1,000,000); Mr. Bitto ($1,000,000); Mr. Valente ($800,000); Mr. Shober ($700,000); and Mr. Loughlin ($600,000).

(2)
These amounts reflect the value of the acceleration of any unvested time-based restricted stock units and dividend equivalents thereon, assuming the acceleration occurred on September 28, 2018, and based on the closing price of our common stock on the NYSE on such date ($36.01).

(3)	Includes converted performance shares granted in fiscal 2016 reflected at the actual payout level. Amounts include accrued dividend equivalents.

(4)
The amount reported assumes no interest is paid on the accelerated shares, however, the actual amount of interest payable would be based on interest through the end of the vesting period. Unearned performance shares are reflected at the target payout level.

(5)
Converted time-vesting restricted stock units are paid together with accrued cash dividends immediately in the event of death and on the original vesting date in the event of disability. Founders RSUs together with accrued dividends vest immediately in the event of death or disability.

Departure of Named Executive Officer
Mr. Loughlin served as the Company’s Senior Vice President, Operations and Supply Chain, through October 31, 2018. In connection with his departure and contingent on the conditions of his employment agreement, he will be entitled to receive the following: $261,000 fiscal 2018 annual bonus paid within 90 days of departure; one-twelfth of his fiscal 2019 annual bonus based on actual performance to be paid when normally paid; payment of healthcare benefits under COBRA for 12 months or, if sooner, until his COBRA eligibility ceases (such medical, dental and vision benefits estimated at $8,099); $10,000 lump sum for outplacement services; $34,412 for the Company’s matching and non-elective contributions to its qualified and non-qualified plans based on his most recent deferral elections and base salary, respectively, paid 12 months following his departure; and monthly cash payments over 12 months equal to $542,000 (representing his base salary in effect on September 30, 2018 plus 1/12th of his average annual bonus over the last three full fiscal years (i.e., $242,000)) to be paid in accordance with normal payroll practices and subject to lawful deductions and withholdings.
Because Mr. Loughlin was retirement-eligible under the Air Products plans on the date of our separation from Air Products, his outstanding equity awards will be treated as follows: (i) exercisable stock options remain exercisable for the rest of their term as if he remained employed; (ii) Founders RSUs will be delivered on October 1, 2019, calculated on a pro rata basis through Mr. Loughlin’s departure date, together with accrued dividend equivalents; (iii) converted time-vesting restricted stock units vest per their original terms and will be paid together with accrued cash dividends pursuant to the terms of the award agreement; and (iv) unearned performance-vesting restricted share units and market share units (and dividend equivalents thereon) remain outstanding and will be delivered on the original vesting schedule based on actual Company performance for the applicable award cycle, calculated on a pro rata basis to account for Mr. Loughlin’s service during the applicable performance period. See “Outstanding Equity Awards at Fiscal Year-End” for a description of Mr. Loughlin’s equity awards.
Since Mr. Loughlin was vested in the Versum DCP as of his departure date, he was entitled to his vested amounts. See “2018 Nonqualified Deferred Compensation” for a description of Mr. Loughlin’s Versum DCP balance.

2019 PROXY STATEMENT 53

EXECUTIVE COMPENSATION

PAY RATIO DISCLOSURE
We are providing the following information about the ratio of the median annual total compensation of our employees and the annual total compensation of Mr. Novo, our CEO, for the year ended September 30, 2018:

•	the median of the annual total compensation of all employees of our Company was reasonably estimated to be $82,544.

•	the annual total compensation of Mr. Novo was $4,809,960.
Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees is approximately 58 to 1.
Our CEO to median employee pay ratio is a reasonable estimate calculated in accordance with SEC requirements under Item 402(u) of Regulation S-K. The pay ratio reported by other companies may not be comparable to the pay ratio reported above.
Excluding our CEO, we identified the median employee by examining fiscal 2018 total target cash compensation, which includes annual base salary and target annual cash bonus or sales incentives, for all individuals who we employed on September 28, 2018. We believe that the use of total target cash compensation paid to all employees is a consistently applied compensation measure that reasonably reflects compensation for our employee population because we do not widely distribute annual equity awards to employees. We used our global human resource information system of record for all of our employees worldwide. We included all of our employees, whether full-time or part-time, including any interns, and temporary employees, but excluding independent contractors such as individuals that we employ through an agency. For part-time workers, we did not adjust base cash compensation to the equivalent for a full-time employee. For full-time hourly employees, annual base salary was calculated using each individual’s hourly pay rate assuming a normal full-time work schedule, and not the actual number of hours worked. We annualized the total target compensation for any individual that works full-time that we hired after October 1, 2017. We did not adjust for global cost of living differences.
After identifying the median employee based on the above methodology, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2018 Summary Compensation Table. To calculate our ratio, we divided Mr. Novo’s annual total compensation, as reported in the Summary Compensation Table, by the median employee’s annual total compensation.
STOCK OWNERSHIP
The following tables and accompanying footnotes show information as of December 6, 2018, regarding the beneficial ownership of our common stock by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.
For persons included in the table below, also shown are shares over which the person could have acquired voting power or investment power within 60 days after December 6, 2018. Voting power includes the power to direct the voting of shares held, and investment power includes the power to direct the disposition of shares held. Each of our executive officers and directors listed below has sole voting and investment power over the shares of common stock reflected in the table, and their address is c/o Versum Materials, Inc., 8555 South River Parkway, Tempe, Arizona 85284.

54 2019 PROXY STATEMENT

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (#)	Percent of Common Stock Outstanding
BlackRock, Inc.(1)	9,599,146	9%
The Vanguard Group(2)	9,160,493	8%
State Farm Mutual Automobile Insurance Company(3)	7,696,550	7%
Iridian Asset Management LLC(4)	6,489,341	6%
Barrow, Hanley, Mewhinney & Strauss, LLC(5)	6,328,346	6%
G.G. Bitto(6)	97,929	*
J. Croisetière	16,605	*
S. Ghasemi	204,287	*
P. F. Loughlin(6)	105,280	*
G. Novo(6)	222,108	*
Y. H. Paik	6,855	*
T. J Riordan	14,330	*
S. C. Schnabel	21,876	*
E. C. Shober(6)	17,403	*
M. W. Valente(6)	19,642	*
A. D. Wolff	6,875	*
Directors and executive officers as a group (12 persons)	661,700	*

*	Represents less than 1%

(1)
Based on information set forth in the Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 23, 2018 relating to Versum Materials common stock as of December 31, 2017, and reporting sole voting power over 9,172,593 shares and sole dispositive power over 9,599,146 shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(2)
Based on information set forth in the Schedule 13G filed with the SEC by The Vanguard Group (“Vanguard”) on February 9, 2018 relating to Versum Materials common stock as of December 31, 2017, reporting sole voting power over 57,850 shares; shared voting power over 22,200 shares; sole dispositive power over over 9,089,043 shares, and shared dispositive power over 71,450 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(3)
Based on information set forth in the Schedule 13G filed with the SEC jointly by State Farm Mutual Automobile Insurance Company and certain related entities (“State Farm”) on February 8, 2018 relating to Versum Materials common stock as of December 31, 2017, and reporting sole voting and dispositive power over 7,696,550 shares. The address of State Farm is One State Farm Plaza, Bloomington, IL 61710.

(4)
Based on information set forth in the Schedule 13G filed with the SEC by Iridian Asset Management LLC (“Iridian”) on February 6, 2018 relating to Versum Materials common stock as of December 31, 2017, and reporting shared voting power over 6,489,341 shares and shared dispositive power over 6,489,341 shares. The address of Iridian is 276 Post Road West, Westport, CT 06880.

(5)
Based on information set forth in the Schedule 13G filed with the SEC by Barrow, Hanley, Mewhinney & Strauss, LLC (“BHMS”) on February 12, 2018 relating to Versum Materials common stock as of December 31, 2017, and reporting sole voting power over 1,930,574 shares and shared voting power over 4,397,772 shares; and sole dispositive power over 6,328,346 shares. The address of BHMS is 2200 Ross Avenue, 31st floor, Dallas, TX 75201.

(6)
The number of shares beneficially owned includes shares of Versum Materials common stock issuable upon exercise of options that are currently exercisable, as follows: Mr. Bitto (45,343), Mr. Loughlin (92,919), Mr. Novo (147,277), Mr. Shober (8,887) and Mr. Valente (3,225).

2019 PROXY STATEMENT 55

STOCK OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers, principal accounting officer and beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. These parties are required by SEC rules to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC. Based solely on our review of the copies of such forms and amendments thereto we have received, and written representations from our directors and executive officers, we believe that with respect to the fiscal year ended September 30, 2018, all of these parties complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review and Approval of Transactions with Related Persons
Our Board has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel, or such other person designated by our Board, any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel, or such other person, will then promptly communicate that information to our Board. No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.
Agreements with Air Products
In connection with our separation from Air Products, when Versum Materials became an independent, publicly traded company, on September 29, 2016, we entered into a Separation Agreement, a Transition Services Agreement, a Tax Matters Agreement, an Employee Matters Agreement, Intellectual Property Agreements and several other commercial agreements with Air Products to effect the separation and provide a framework for the allocation between us and Air Products of Air Products’ assets, employees, liabilities and obligations (including investments, property, employee benefits, and tax-related assets and liabilities) attributable to periods prior to, at and after the separation and that govern certain relationships between Air Products and Versum Materials after the separation.
Indemnification and Insurance
The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our amended and restated certificate of incorporation and by-laws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs), subject to certain undertakings. In any action by a director or officer to enforce a right to indemnification or by us to recover advances made, the burden of proving that the indemnitee is not entitled to be indemnified is placed on the Company. We maintain liability insurance for its directors and officers to provide protection where we cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act and directors’ and officers’ liability insurance for our directors and officers. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.
Our amended and restated certificate of incorporation provides that to the fullest extent permitted by the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived any improper personal benefit. Under the DGCL, to the extent that a person is successful on the merits in defense of a suit or proceeding brought against such person because they are or were one of the Company’s directors or officers, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, that person shall be indemnified against both expenses, including attorneys’ fees, and judgments, fines and amounts paid in settlement if they acted in

56 2019 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

good faith and in a manner they reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. If unsuccessful in defense of a suit brought by or in the Company’s right, or if such suit is settled, that person shall be indemnified only against expenses, including attorneys’ fees, incurred in the defense or settlement of the suit if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the Company’s best interests, except that if they are adjudged to be liable for negligence or misconduct in the performance of their duty to the Company, they cannot be made whole even for expenses unless the court determines that they are fairly and reasonably entitled to indemnity for such expenses.
ANNUAL REPORT AND HOUSEHOLDING
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, is being made available concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The 2018 annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.
In order to reduce printing and postage costs, only one 2018 annual report, one proxy statement and/or one notice of Internet availability of proxy materials, as applicable, generally will be mailed to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders sharing an address. If you wish to receive an additional copy or copies of these documents now or in the future, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please call (602) 282-1000 or send a written request to the Senior Vice President, General Counsel and Secretary of the Company, at the Company’s principal executive offices at 8555 South River Parkway, Tempe, Arizona 85284.

2019 PROXY STATEMENT 57

PROCEDURES FOR SUBMITTING STOCKHOLDER PROPOSALS

PROCEDURES FOR SUBMITTING STOCKHOLDER PROPOSALS
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s 2020 proxy statement and proxy card by submitting their proposals to the Company on or before August 22, 2019. In addition, all stockholder proposals requested to be included in the Company’s proxy statement and proxy card must also comply with the requirements set forth in the federal securities laws, including Rule 14a-8, in order to be included in the Company’s proxy statement and proxy card for the 2020 Annual Meeting of Stockholders.
In addition, the Company’s by-laws establish an advance notice procedure with regard to certain matters to be brought before an annual meeting of stockholders, including nominations of persons for election as directors and other stockholder proposals submitted outside the processes of Rule 14a-8. In general, notice of such proposals must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such annual meeting and the stockholder proposing such matters. Therefore, to be presented at the 2020 Annual Meeting of Stockholders, such a notice must be received by the Company on or after October 1, 2019, but no later than October 31, 2019. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than the anniversary date of the prior year’s annual meeting, notice must be received not earlier than the close of business on the 120th calendar day prior to such annual meeting nor later than the close of business on the later of the 90th day prior to such annual meeting or the 10th calendar day following the day on which public announcement of the date of such annual meeting is first made. Copies of the Company’s by-laws may be obtained free of charge by contacting the Secretary at Versum Materials, Inc., 8555 South River Parkway, Tempe, Arizona 85284, or by phone at (602) 282-1000.
All notices of proposals by stockholders, whether or not to be included in the Company’s proxy materials, should be mailed to: Versum Materials, Inc., Attention of Secretary, 8555 South River Parkway, Tempe, Arizona 85284.
**************************
It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO VOTE PROMPTLY VIA THE INTERNET, BY TELEPHONE, OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD (IF RECEIVED BY MAIL) IN ORDER TO ENSURE YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. Stockholders who are present at the annual meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

December 20, 2018	Michael W. Valente
Senior Vice President, General Counsel and Secretary

58 2019 PROXY STATEMENT

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR ALL of the following nominees:

	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

____

02 0000000000

1. Election of Directors

Nominees

01 Seifi Ghasemi
02 Guillermo Novo
03 Jacques Croisetière
04 Dr. Yi Hyon Paik
05 Thomas J. Riordan
06 Susan C. Schnabel
07 Alejandro D. Wolff

The Board of Directors recommends you vote FOR the following proposals:

NOTE: The proxies will vote in their discretion upon any other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

VERSUM MATERIALS, INC.
Annual Meeting of Stockholders
January 29, 2019 9:00 a.m. MST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Guillermo Novo, George G. Bitto and Michael W. Valente, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of VERSUM MATERIALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 9:00 a.m., Mountain Standard Time on January 29, 2019, at our offices located at 8555 South River Parkway, Tempe, AZ 85284, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000390579_2 R1.0.1.17

Continued and to be signed on reverse side

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